Exhibit 2.5

Certain identified information has been omitted from this document because it is not material and is treated as private or confidential. Such information has been marked with “[***]” to indicate where omissions have been made.

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

WHITE HAVEN RE, LLC,

a Pennsylvania limited liability company

"SELLER"

AND

IIP-PA 9 LLC,

a Delaware limited liability company

"BUYER"

411 Susquehanna Street,
White Haven, PA 18661

TABLE OF CONTENTS

Page
EXHIBITS

Exhibit A	Legal Description of Land
Exhibit B	Seller's Deed
Exhibit C	Bill of Sale
Exhibit D	Certificate of Non-Foreign Status
Exhibit E	Intentionally Omitted
Exhibit F	Assignment of Permits, Entitlements and Intangible Property
Exhibit G	General Provisions of Escrow
Exhibit H	Form of Lease

SCHEDULES
1.0	List of Seller's Deliveries
2.0	Environmental Disclosure Statement
3.0	Excluded Property

PURCHASE AND SALE AGREEMENT
AND JOINT ESCROW INSTRUCTIONS

TO:	Settlement Corp ("Escrow Agent")

5301 Wisconsin Avenue, N.W. #710

Washington, D.C. 20015

Attn: Todd Deckelbaum

TEL: [***]

E-mail: [***]

THIS PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS ("Agreement") is made and entered into and effective as of the 19th day of April, 2022, by and between WHITE HAVEN RE, LLC, a Pennsylvania limited liability company (the "Seller"), and IIP-PA 9 LLC, a Delaware limited liability company ("Buyer"), each of whom shall sometimes separately be referred to herein as a "Party" and both of whom shall sometimes collectively be referred to herein as the "Parties." This Agreement constitutes: (a) a binding purchase and sale agreement between Seller and Buyer; and (b) joint escrow instructions to Escrow Agent whose consent appears at the end of this Agreement.

FOR GOOD AND VALUABLE CONSIDERATION RECEIVED, the Parties mutually agree as follows:

ARTICLE 1
CERTAIN DEFINITIONS

In addition to those terms defined elsewhere in this Agreement, the following terms have the meanings set forth below:

"Additional Deposit" shall have the meaning given to such term in Section 2.2(b) hereof.

"Affiliate" shall mean, with respect to any particular Person, any other Person that, directly or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person. For this purpose, the term "control" shall be deemed satisfied to the extent that there exists direct or indirect ownership representing a minimum ten percent (10%) ownership interest.

"Agreement" shall mean this Purchase and Sale Agreement and Joint Escrow Instructions dated as of the 19th day of April 2022, by and between Seller and Buyer, together with all Exhibits and Schedules attached hereto.

"ALTA" shall mean American Land Title Association.

"ALTA Extended Coverage Policy" shall have the meaning given such term in Section 8.1(c) hereof.

"Asserted Liability" shall have the meaning given to such term in Section 14.2(a) hereof.

"Assignment of Permits, Entitlements and Intangible Property" shall mean the Assignment of Permits, Entitlements and Intangible Property, in the form of Exhibit F attached and incorporated herein by reference.

"Bill of Sale" shall mean the Bill of Sale, in the form of Exhibit C attached hereto and incorporated herein by reference.

"Building" shall mean the building consisting of approximately 58,264 square feet, together with all related facilities and improvements, located on the Land.

"Business Day" shall mean a Calendar Day, other than a Saturday, Sunday or a day observed as a legal holiday by the United States federal government or the Commonwealth of Pennsylvania.

"Buyer" shall mean IIP-PA 9 LLC, a Delaware limited liability company.

"Buyer Indemnitees" shall have the meaning given to such term in Section 14.1(a) hereof.

"Buyer's Election Not to Terminate" shall have the meaning given to such term in Section 4.3 hereof.

"Buyer's Election to Terminate" shall have the meaning given to such term in Section 4.2 hereof.

"Calendar Day" shall mean any day of the week including a Business Day.

"Cash" shall mean legal tender of the United States of America represented by either: (a) currency; (b) a cashier's or certified check or checks currently dated, payable to Escrow Agent or order, and honored upon presentation for payment; or (c) immediately available funds wire transferred or otherwise deposited into Escrow Agent's account at Escrow Agent's direction.

"Certificate of Non-Foreign Status" shall mean that certain Certificate of Non-Foreign Status, in the form of Exhibit D attached hereto and incorporated herein by reference.

"Claims Notice" shall have the meaning given to such term in Section 14.2(a) hereof.

"Closing" shall have the meaning given to such term in Section 8.4 hereof.

"Closing Date" shall have the meaning given to such term in Section 8.4 hereof.

"Closing Deposit" shall have the meaning given to such term in Section 2.2(d) hereof.

"Code" shall mean the Internal Revenue Code of 1986, as amended, or corresponding provisions of subsequent federal revenue laws.

"Condemnation Proceeding" shall have the meaning given to such term in Section 8.3(a) hereof.

"Contracts" shall mean all written or oral: (a) insurance, management, leasing, security, janitorial, cleaning, pest control, waste disposal, landscaping, advertising, service, maintenance, operating, repair, collective bargaining, employment, employee benefit, severance, franchise, licensing, supply, purchase, consulting, professional service, advertising, promotion, public relations and other contracts and commitments in any way relating to the Property or any part thereof, together with all supplements, amendments and modifications thereto; and (b) equipment leases and all rights and options of Seller thereunder, together with all supplements, amendments and modifications thereto.

"Cure Notice" shall have the meaning given to such term in Section 4.1(b) hereof.

"Deposit" shall mean the Initial Deposit and the Additional Deposit, as applicable, together with all interest accrued thereon, if any, while in Escrow Agent’s control.

"Disapproved Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof.

"Disapproved Title Exceptions Notice" shall have the meaning given to such term in Section 4.1(b) hereof.

"Eastern Time" shall mean Eastern Standard Time (or Eastern Daylight Savings Time, whichever shall be in effect at the time in question in White Haven, Pennsylvania).

"Effective Date" shall mean, provided that this Agreement has been executed and delivered by both Buyer and Seller, the later of (a) the date this Agreement is executed and delivered by Buyer or (b) the date this Agreement is executed and delivered by Seller, as such dates appear after each Party's signature herein below.

"Environmental Laws" shall mean all present and future federal, state or local laws, ordinances, codes, statutes, regulations, administrative rules, policies and orders, and other authorities, which relate to the environment and/or which classify, regulate, impose liability, obligations, restrictions on ownership, occupancy, transferability or use of the Real Property, and/or list or define hazardous substances, materials, wastes, contaminants, pollutants and/or the Hazardous Materials including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. Section 9601, et seq., as now or hereafter amended; the Resources Conservation and Recovery Act, 42 U.S.C. Section 6901, et seq., as now or hereafter amended; the Hazardous Materials Transportation Act, 49 U.S.C. Section 1801, et seq., as now or hereafter amended; the Clean Water Act, 33 U.S.C. Section 1251, et seq., as now or hereafter amended; the Clean Air Act, 42 U.S.C. Section 7901, et seq., as now or hereafter amended; the Toxic Substance Control Act, 15 U.S.C. Sections 2601 through 2629, as now or hereafter amended; the Public Health Service Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended; the Safe Drinking Water Act, 42 U.S.C. Sections 300f through 300j, as now or hereafter amended; the Occupational Safety and Health Act, 29 U.S.C. Section 651, et seq., as now or hereafter amended; the Oil Pollution Act, 33 U.S.C. Section 2701, et seq., as now or hereafter amended; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. Section 11001, et seq., as now or hereafter amended; the National Environmental Policy Act, 42 U.S.C. Section 4321, et seq., as now or hereafter amended; the Federal Insecticide, Fungicide and Rodenticide Act, 15 U.S.C. Section 136, et seq., as now or hereafter amended; the Medical Waste Tracking Act, 42 U.S.C. Section 6992, as now or hereafter amended; the Atomic Energy Act of 1985, 42 U.S.C. Section 3011, et seq., as now or hereafter amended; and any similar federal, state or local laws and ordinances and the regulations now or hereafter adopted, published and/or promulgated pursuant thereto and other state and federal laws relating to industrial hygiene, environmental protection or the use, analysis, generation, manufacture, storage, disposal or transportation of any Hazardous Materials.

"Escrow" shall have the meaning given to such term in Article 3 hereof.

"Escrow Agent" shall have the meaning given to such term in the preamble of this Agreement.

"Excluded Property" means the property described on Schedule 3.0 attached hereto and incorporated herein by reference.

"General Provisions" shall have the meaning given to such term in Article 3 hereof.

"Guarantor" shall mean TILT Holdings Inc., a corporation amalgamated under the laws of the Province of British Columbia, Canada.

"Guaranty" shall mean the Guaranty in the form attached as Exhibit D to the Lease.

"Hazardous Materials" shall mean all hazardous wastes, toxic substances, pollutants, contaminants, radioactive materials, flammable explosives, other such materials, including, without limitation, substances defined as "hazardous substances," "hazardous wastes," "hazardous materials," "toxic substances," "toxic pollutants," "petroleum substances," or "infectious waste" in any applicable laws or regulations including, without limitation, the Environmental Laws, and any material present on the Real Property that has been shown to have significant adverse effects on human health including, without limitation, radon, pesticides, asbestos, polychlorinated biphenyls, urea formaldehyde foam insulation, petroleum products (including any products or by-products therefrom), lead-based paints and any material containing or constituting any of the foregoing, and any such other substances, materials and wastes which are or become regulated by reason of actual or threatened risk of toxicity causing injury or illness, under any Environmental Laws or other applicable federal, state or local law, statute, ordinance or regulation, or which are classified as hazardous or toxic under current or future federal, state or local laws or regulations.

"Improvements" shall mean all buildings, structures, fixtures, trade fixtures, systems, facilities, machinery, equipment and conduits that provide fire protection, security, heat, exhaust, ventilation, air conditioning, electrical power, light, plumbing, refrigeration, gas, sewer and water thereto (including all replacements or additions thereto) and other improvements now or hereafter located on the Land, including, but not limited to the Building, together with all water control systems, utility lines and related fixtures and improvements, drainage facilities, landscaping improvements, fencing, roadways and walkways, and all privileges, rights, easements, hereditaments and appurtenances thereto belonging, but specifically excluding the Excluded Property.

"Indemnitees" shall have the meaning given to such term in Section 14.2(a) hereof.

"Indemnitor" shall have the meaning given to such term in Section 14.2(a) hereof.

"Independent Consideration" shall have the meaning given to such term in Section 2.2(c) hereof.

"Initial Deposit" shall have the meaning given to such term in Section 2.2(a) hereof.

"Intangible Property" shall have the meaning given to such term in Section 2.1(c) hereof.

"Investigation Period" shall have the meaning given to such term in Section 4.1 hereof.

"Joiner" shall have the meaning given to such term in Section 15.16 hereof.

"Land" shall mean that certain parcel of real property located in the County of Luzerne, Commonwealth of Pennsylvania, the legal description of which is set forth on Exhibit A attached hereto and incorporated herein by reference.

"Lease" shall mean the Lease, in the form of Exhibit H attached hereto and incorporated herein by reference.

"Losses" shall have the meaning given to such term in Section 14.1 hereof.

"Material Loss" shall mean any damage, loss or destruction to any portion of the Real Property, the loss of which is equal to or greater than Two Hundred Thousand Dollars ($200,000.00) (measured by the cost of repair or replacement).

"Monetary Obligations" shall mean any and all liens, liabilities and encumbrances placed, or caused to be placed, of record against the Real Property evidencing a monetary obligation which can be removed by the payment of money, including, without limitation, delinquent real property taxes and assessments, deeds of trust, mortgages, mechanic's liens, attachment liens, execution liens, tax liens and judgment liens. Notwithstanding the foregoing, the term "Monetary Obligations" shall not include and shall specifically exclude the liens, liabilities and encumbrances relating to the Permitted Title Exceptions and any matters caused by any act or omission of Buyer, or its agents or representatives.

"New Title Exceptions" shall have the meaning given to such term in Section 4.1(c) hereof.

"Non-Material Loss" shall mean damage, loss or destruction to any portion of the Real Property, the loss of which is less than Two Hundred Thousand Dollars ($200,000.00) (measured by the cost of repair or replacement).

"Notice" shall have the meaning given to such term in Section 15.2 hereof.

"Notice of Loss" shall have the meaning given to such term in Section 14.2(c) hereof.

"OFAC" shall have the meaning given to such term in Section 9.17 hereof.

"Party" or "Parties" shall have the meaning given to such terms in the Preamble of this Agreement.

"Permits and Entitlements" shall have the meaning given to such term in Section 2.1(e) hereof.

"Permitted Title Exceptions" shall have the meaning given to such term in Section 4.1(b) hereof.

"Person" shall mean any individual, corporation, partnership, limited liability company or other entity.

"Personal Property" shall have the meaning given to such term in Section 2.1(b) hereof.

"Preliminary Title Report" shall have the meaning given to such term in Section 4.1(b) hereof.

"Property" shall have the meaning given to such term in Section 2.1 hereof.

"Purchase Price" shall have the meaning given to such term in Section 2.2 hereof.

"Real Property" shall have the meaning given to such term in Section 2.1(a) hereof.

"Registry" shall have the meaning given to such term in Section 12.1(a) hereof.

"Reimbursement Cap" shall mean Thirty-Five Thousand Dollars ($35,000).

"Seller" shall mean White Haven RE, LLC, a Pennsylvania limited liability company.

"Seller Indemnitees" shall have the meaning given to such term in Section 14.1(b) hereof.

"Seller's Deed" shall mean the Deed, in the form of Exhibit B attached hereto and incorporated herein by reference, subject to any changes required by Title Insurer.

"Seller's Deliveries" shall have the meaning given to such term in Section 4.1(a) hereof.

"Survey" shall have the meaning given to such term in Section 4.1(b) hereof.

"Tenant" shall mean Standard Farms LLC, a Pennsylvania limited liability company.

"Third Party Reports" shall mean the phase I environmental assessment, zoning report and property condition assessment ordered by Seller on Buyer’s behalf.

"Title Insurer" shall mean Stewart Title Guaranty Company or another title company acceptable to Buyer.

"Title Objection Deadline" shall have the meaning given to such term in Section 4.1(b) hereof.

"Transaction Documents" shall mean Seller's Deed, the Bill of Sale, the Certificate of Non-Foreign Status, the Assignment of Permits, Entitlements and Intangible Property and all other instruments or agreements to be executed and delivered pursuant to this Agreement or any of the foregoing.

"Utilities" shall have the meaning given to such term in Section 9.16 hereof.

ARTICLE 2
PURCHASE, PURCHASE PRICE AND PAYMENT

Section 2.1            Purchase and Sale of Property. Subject to the terms and conditions set forth in this Agreement, on the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase from Seller, all of the following property (collectively, the "Property"):

(a)           Real Property. The Land and the Improvements, together with all of Seller's right, title and interest in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Land, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; (iv) all minerals, oil, gas and other hydrocarbons located in, on or under the Land, together with all rights to surface or subsurface entry; and (v) all streets, roads, alleys or other public ways adjoining or serving the Land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gores, culverts and rights of way adjoining or serving the Land, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the Permitted Title Exceptions (collectively, the "Real Property").

(b)           Personal Property. All equipment, facilities, machinery, tools, appliances, fixtures, furnishings, furniture, paintings, sculptures, art, inventories, supplies, computer equipment and systems, telephone equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, fire prevention equipment and systems, and all other items of tangible personal property owned by Seller and located on or about the Real Property or used in conjunction therewith, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Personal Property").

(c)           Intangible Property. All of Seller's right, title and interest in and to all intangible personal property not otherwise described in this Section 2.1 and relating to the Property or the business of owning, operating, maintaining and/or managing the Real Property as a real estate asset (but specifically excluding any rights to any intangible personal property relating to Seller’s business operations), including, without limitation: (i) all warranties, guarantees and bonds from third parties, including, without limitation, contractors, subcontractors, materialmen, suppliers, manufacturers, vendors and distributors; (ii) all deposits, reimbursement rights, refund rights, receivables and other similar rights from any governmental or quasi-governmental agency; and (iii) all liens and security interests in favor of Seller, together with any instruments or documents evidencing same, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Intangible Property").

(d)           Intentionally Omitted.

(e)           Permits and Entitlements. To the extent assignable at no or nominal cost to Seller, all of Seller's right, title and interest in, to and under: (i) all permits, licenses, certificates of occupancy, approvals, authorizations and orders obtained from any governmental authority and relating to the Real Property or the business of owning, maintaining and/or managing the Real Property, including, without limitation, all land use entitlements, development rights, density allocations, certificates of occupancy, sewer hook-up rights and all other rights or approvals relating to or authorizing the ownership, operation, management and/or development of the Real Property (including but not limited all such rights or approvals necessary and appropriate for the Permitted Use (as defined in the Lease)); (ii) all preliminary and final drawings, renderings, blueprints, plans and specifications (including "as-built" plans and specifications), and tenant improvement plans and specifications for the Improvements (including "as-built" tenant improvement plans and specifications); (iii) all maps and surveys for any portion of the Real Property; (iv) all items constituting the Seller's Deliveries; and (v) any and all other items of the same or similar nature pertaining to the Real Property, and all changes, additions, substitutions and replacements for any of the foregoing, free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, but excepting therefrom the Excluded Property (collectively, the "Permits and Entitlements").

Section 2.2           Purchase Price. The purchase price for the Property ("Purchase Price") shall be the sum of Fifteen Million Dollars ($15,000,000.00). The Purchase Price shall be payable by Buyer to Seller in accordance with the following terms and conditions:

(a)           Initial Deposit. Within three (3) Business Days following the Effective Date, Buyer shall deposit into Escrow the sum of One Hundred Thousand Dollars ($100,000.00), in the form of Cash, which amount shall serve as an earnest money deposit ("Initial Deposit"). Buyer may direct Escrow Agent to invest the Initial Deposit in one or more interest bearing accounts with a federally insured state or national bank designated by Buyer and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Initial Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Initial Deposit shall be applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Initial Deposit while in Escrow Agent's control shall belong to Buyer. Buyer shall complete, execute and deliver to Escrow Agent a W-9 Form, stating Buyer's taxpayer identification number at the time of delivery of the Initial Deposit. All references in this Agreement to the "Initial Deposit" shall mean the Initial Deposit and any and all interest that accrues thereon while in Escrow Agent's control.

(b)           Additional Deposit. In the event Buyer timely delivers to Seller Buyer’s Election Not to Terminate this Agreement pursuant to Section 4.3 hereof, then within two (2) Business Days following the expiration of the Investigation Period, Buyer shall deposit into Escrow the sum of One Hundred Thousand Dollars ($100,000.00), in the form of Cash, which amount shall serve as an additional earnest money deposit ("Additional Deposit"). Buyer may direct Escrow Agent to invest the Additional Deposit in one or more interest bearing accounts with a federally insured state or national bank designated by Buyer and approved by Escrow Agent. Subject to the applicable termination and default provisions contained in this Agreement: (i) the Additional Deposit shall remain in Escrow prior to the Closing; (ii) upon the Closing, the Additional Deposit shall be applied as a credit towards the payment of the Purchase Price; and (iii) all interest that accrues on the Additional Deposit while in Escrow Agent's control shall belong to Buyer. All references in this Agreement to the "Additional Deposit" shall mean the Additional Deposit and any and all interest that accrues thereon while in Escrow Agent's control.

(c)           Independent Consideration. Concurrently with Buyer's delivery of the Initial Deposit, Buyer shall deposit into Escrow the additional sum of One Hundred Dollars ($100.00) as independent consideration for Seller's execution of this Agreement (the "Independent Consideration"). Such Independent Consideration shall be non-refundable to Buyer under all circumstances, and upon the Closing, the Independent Consideration, together with all interest that accrues on the Independent Consideration while in Escrow Agent's control, shall be applied as a credit towards the payment of the Purchase Price.

(d)           Closing Deposit. The Purchase Price less the Deposit ("Closing Deposit"), shall be paid by Buyer to Escrow Agent, in the form of Cash, pursuant to Section 7.1 hereof, and distributed by Escrow Agent to Seller on the Closing in accordance with the provisions of Section 12.1(c) hereof.

ARTICLE 3
ESCROW

Within three (3) Business Days following the Effective Date, Seller and Buyer shall open an escrow ("Escrow") with Escrow Agent by Buyer depositing with Escrow Agent the Initial Deposit. By each Party’s signature to this Agreement and by Escrow Agent’s signature to the Consent of Escrow Agent, the Parties and Escrow Agent shall be deemed to have agreed to the Escrow Agents' General Provisions, which are attached hereto as Exhibit G ("General Provisions"). The date of delivery of the Initial Deposit shall constitute the opening of Escrow and upon such delivery, this Agreement shall constitute joint escrow instructions to Escrow Agent, which joint escrow instructions shall supersede all prior escrow instructions related to the Escrow, if any. Seller and Buyer hereby agree to promptly execute and deliver to Escrow Agent any additional or supplementary escrow instructions as may be necessary or convenient to consummate the transactions contemplated by this Agreement; provided, however, that neither the General Provisions, nor any such additional or supplemental escrow instructions shall supersede this Agreement, and in all cases this Agreement shall control, unless the General Provisions or such additional or supplemental escrow instructions expressly provide otherwise.

ARTICLE 4
INVESTIGATION PERIOD; VOLUNTARY TERMINATION; TITLE

Section 4.1           Investigation Period. During the time period commencing upon the Effective Date of this Agreement, and terminating at 11:00 p.m. Eastern Time on the date that is thirty-five (35) Calendar Days after the Effective Date (the "Investigation Period"), Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer's purchase thereof including, without limitation, the matters described in this Section 4.1.

(a)           Seller's Deliveries. Within five (5) Calendar Days following the Effective Date of this Agreement, Seller, at Seller's expense, shall cause to be delivered to Buyer, to the extent within its possession or reasonable control, complete copies of all documents, agreements and other information relating to the Property, Seller, Tenant and Guarantor listed on Schedule 1.0 attached hereto and incorporated herein by reference (collectively, the "Seller's Deliveries"). Seller will promptly deliver to Buyer true, correct and complete copies of any supplements and/or updates of Seller's Deliveries to the extent such items are received by Seller prior to Closing. During the Investigation Period, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to Seller's Deliveries and all other matters pertaining to the Property and Buyer's acquisition thereof. In this regard, Buyer shall have the right to contact the Seller's management, governmental agencies and officials and other parties and make reasonable inquiries concerning Seller's Deliveries and any and all other matters pertaining to the Property. Seller agrees to reasonably cooperate with Buyer in connection with Buyer's investigation of Seller's Deliveries and all other matters pertaining to the Property.

(b)           Preliminary Title Report/Survey. On or before (i) the expiration of five (5) Business Days following the Effective Date, Seller shall order a preliminary title report covering the Real Property, together with copies of all documents referred to as exceptions therein ("Preliminary Title Report"), from Title Insurer; and (ii) the date that is ten (10) Business Days prior to the Title Objection Deadline (as defined below), Seller shall deliver to Buyer a current ALTA Survey of the Real Property which was prepared by a surveyor licensed under the laws of the state where the Real Property is located, which ALTA survey shall be certified to Buyer and Title Insurer and prepared in accordance with the 2021 Minimum Standard Detail Requirements for ALTA/NSPS Land Title Surveys with Table A items 2, 3, 4, 6(a), 6(b), 7(a), 7(b)(1), 7(c), 8, 9, 13, 15, 16, 17, 18 and 19, inclusive ("Survey"). Not later than 8:00 p.m. Eastern Time on the date that is the earlier of (i) ten (10) Business Days after receipt of the Preliminary Title Report and Survey or (ii) ten (10) Business Days prior to the last day of the Investigation Period (the "Title Objection Deadline"), Buyer shall have the right to notify Seller in writing ("Disapproved Title Exceptions Notice") of Buyer's disapproval of any matters set forth in the Preliminary Title Report and the Survey ("Disapproved Title Exceptions"). In the event Buyer timely delivers to Seller a Disapproved Title Exceptions Notice, Seller shall have the right, but not the obligation (except with respect to Disapproved Title Exceptions that constitute Monetary Obligations, as set forth below), to agree to cure one or more of the Disapproved Title Exceptions by giving Buyer written notice ("Cure Notice") of such election not later than 8:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the last day of the Investigation Period, provided such Cure Notice may also indicate that Seller does not intend to cure one or more of the Disapproved Title Exceptions. Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller fails to timely deliver a Cure Notice to Buyer, then Seller shall be deemed to have elected not to cure any of the Disapproved Title Exceptions. A Disapproved Title Exception shall be deemed to have been cured if Seller causes such item to be removed from the record title of the Real Property and not listed as a title exception on the ALTA Extended Coverage Policy prior to the Closing or otherwise cures such Disapproved Title Exception as determined by Buyer in Buyer's sole and absolute discretion.

In the event Seller timely elects (or is deemed to have timely elected) not to cure the Disapproved Title Exceptions, then prior to the expiration of the Investigation Period, Buyer may elect: (i) to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof; or (ii) to not terminate this Agreement and the Escrow pursuant to Section 4.3 hereof, in which case those Disapproved Title Exceptions which are not cured and which are not Monetary Obligations which Seller is obligated to cure on or before the Closing pursuant to Section 5.1(e) hereof, shall be deemed to constitute Permitted Title Exceptions.

Following the timely receipt of a Disapproved Title Exceptions Notice from Buyer, if Seller elects to cure one or more of the Disapproved Title Exceptions, then Seller shall have until the last Business Day immediately preceding the Closing Date to cure the applicable Disapproved Title Exceptions. In the event Seller: (A) timely elects to cure the Disapproved Title Exceptions; and (B) fails to timely cure any Disapproved Title Exceptions that Seller has elected to cure on or before the Closing Date, then Seller shall not be in default under this Agreement and, in such a case, at any time on or before the Closing Date, Buyer may elect to either: (1) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such Disapproved Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (2) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless Seller fails to exercise commercially reasonable efforts to cure such Disapproved Title Exceptions or one or more of such Disapproved Title Exceptions are the result of a default by Seller under this Agreement, in which case Buyer may terminate this Agreement and the Escrow pursuant to the provisions of Section 8.6(a) hereof. Notwithstanding any provision in the Agreement to the contrary, pursuant to Section 5.1(e) hereof, Seller shall be obligated to cure all Monetary Obligations on or before the Closing.

Fee title to the Real Property shall be conveyed by Seller to Buyer subject only to the following exceptions to title (collectively, the "Permitted Title Exceptions"):

(i)            Non-delinquent real and personal property taxes and assessments;

(ii)           The lien of supplemental taxes, if any;

(iii)          Any lien voluntarily imposed by Buyer;

(iv)          The possessory rights of Tenant under the Lease;

(v)           Any matters set forth in the Preliminary Title Report and the Survey that are approved by Buyer in accordance with the procedures and within the time periods set forth in Section 4.1(b) hereof; and

(vi)          All New Title Exceptions approved by Buyer pursuant to Section 4.1(c) hereof.

(c)           New Title Exceptions. In the event that prior to the Closing, any new title exceptions are discovered by or revealed to Seller, which new title exceptions were not otherwise set forth or referred to in the Preliminary Title Report and were not caused by Buyer ("New Title Exceptions"), Seller shall deliver written notice to Buyer disclosing the existence of such New Title Exceptions, together with copies of all underlying documents, and unless such New Title Exception is the result of a default by Seller hereunder (in which case the provisions of Section 8.6 shall govern), each of Buyer and Seller shall have the rights and obligations in Section 4.1(b), mutatis mutandis, with respect thereto; provided, however, Buyer shall have a period of two (2) Business Days following receipt of such New Title Exceptions in which to provide a Disapproved Title Exceptions Notice, and thereafter the provisions of Section 4.1(b) shall govern and control, except that any termination shall be governed by Section 8.5 (in lieu of Section 4.2) and the Closing shall be extended as necessary to allow for the response and election periods under Section 4.1(b).

(d)           In the event Seller does not timely cure one or more of those New Title Exceptions which are deemed to constitute Disapproved Title Exceptions, then Buyer may elect, at any time on or before the Closing Date, to either: (A) continue this Agreement in effect without modification and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to such New Title Exceptions (which will be deemed to constitute "Permitted Title Exceptions"); or (B) terminate this Agreement and the Escrow pursuant to the provisions of Section 8.5(a) hereof, unless such failure is the result of a default by Seller under this Agreement, in which case the provisions of Section 8.6(a) shall govern. Notwithstanding any provision in this Agreement to the contrary, in no event shall the term "Permitted Title Exceptions" include any Monetary Obligations, and Seller hereby agrees to and shall remove all Monetary Obligations on or before the Closing.

(e)           Physical Inspection. Subject to the limitations set forth in this Section 4.1(d), during the Investigation Period, Buyer shall have the right, at Buyer's expense, to make such non-invasive inspections (including tests, surveys and other studies) of the Real Property and all matters relating thereto, including, but not limited to, soils and geologic conditions, location of property lines, utility availability and use restrictions, environmental conditions, the manner or quality of the construction of the Improvements, the habitability, merchantability, marketability, profitability or fitness for a particular purpose of the Real Property, the effect of applicable planning, zoning and subdivision statutes, ordinances, regulations, restrictions and permits, the character and amount of any fees or charges that must be paid to further develop, improve and/or occupy the Real Property and all other matters relating to the Real Property. During the Investigation Period, Buyer and its agents, contractors and subcontractors shall have the right to enter upon the Real Property, at reasonable times during ordinary business hours and at least 72 hours prior written notice, to make inspections and tests as Buyer deems reasonably necessary and which may be accomplished without causing any material damage to the Real Property, provided Seller shall have the right to have its own personnel and consultants present during any such inspections and tests and any such inspections shall not interfere with Seller’s business operations at the Property. Buyer shall return and restore the Real Property to substantially its original physical condition immediately prior to such inspections or tests. Without Seller’s prior consent, not to be unreasonably withheld, conditioned or delayed, Buyer shall not conduct any invasive testing at the Real Property.

Buyer shall indemnify and hold Seller harmless from and against any costs, damages, liabilities, losses, expenses, liens or claims (including, without limitation, court costs and reasonable attorneys’ fees and disbursements) arising out of or relating to any entry on the Property by Buyer, its agents, employees or contractors in the course of performing the inspections, testings or inquiries provided for in this Agreement, including, without limitation, any release of Hazardous Materials or any damage to the Property caused by Buyer or Buyer’s agents, except with respect to any pre-existing conditions or to the extent caused by Seller or any Seller-related party, including any of its employees, agents, contractors, occupants or invitees. The foregoing indemnity shall survive beyond the Closing, or, if the sale is not consummated, beyond the termination of this Agreement.

(f)           Investigation of Permits and Entitlements, Contracts, Intangible Property, Personal Property and Other Property. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of all matters pertaining to the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property and Buyer's acquisition thereof. In this regard, at all times prior to the Closing, Buyer shall have the right to contact governmental officials and other parties and make reasonable inquiries concerning the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other items of Property, and Buyer shall have no liability whatsoever arising from its investigation. Seller agrees to reasonably cooperate with Buyer in connection with its investigation of the Permits and Entitlements, Contracts, Intangible Property, Personal Property and all other matters pertaining thereto.

(g)           Investigation of Tenant and Guarantor. During the Investigation Period, Buyer shall have the right, at Buyer's expense, to conduct and complete an investigation of Tenant and Guarantor, including but not limited to discussions with Tenant's and Guarantor’s management, and diligence relating to Tenant's and Guarantor’s financial information, business, prospects, compliance with applicable laws and regulations and any other matters that Buyer, in its sole discretion, deems appropriate.

In the event Buyer disapproves or finds unacceptable, in Buyer's sole and absolute discretion, any matters reviewed by Buyer during the Investigation Period or for any other reason or no reason, Buyer may elect to terminate this Agreement and the Escrow pursuant to the provisions of Section 4.2 hereof.

Section 4.2           Election to Terminate. In the event Buyer desires to terminate this Agreement and the Escrow for any reason or for no reason whatsoever, Buyer may elect to terminate this Agreement and the Escrow at any time: (a) by giving Seller written notice of Buyer's election to terminate this Agreement and the Escrow ("Buyer's Election to Terminate"), not later than 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period; and/or (b) by failing to timely deliver to Seller Buyer's Election Not to Terminate pursuant to Section 4.3 hereof, which failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow pursuant to this Section 4.2.

Upon any election (including any deemed election) by Buyer to terminate this Agreement and the Escrow pursuant to this Section 4.2, this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement). Within two (2) Business Days after Buyer delivers Buyer's Election to Terminate to Seller pursuant to this Section 4.2 (or within two (2) Business Days after Buyer is deemed to have elected to terminate this Agreement and the Escrow pursuant to this Section 4.2, as applicable), and without the need of any further authorization or consent from Seller, Escrow Agent shall cause to be paid to Buyer the Initial Deposit, together with all interest accrued thereon. Seller and Buyer shall execute such cancellation instructions as may be necessary to effectuate the cancellation of the Escrow, as may be required by Escrow Agent. Any escrow cancellation, title costs (including cancellation costs) or other cancellation costs in connection therewith shall be borne by Seller. All costs incurred by Seller in connection with the Third Party Reports shall be reimbursed or paid by Buyer within five (5) Business Days following Buyer’s receipt of the applicable invoices and confirmation of payment by Seller, with respect to any amounts to be reimbursed directly to Seller.

Section 4.3           Election Not to Terminate. In the event Buyer desires not to terminate this Agreement and the Escrow, on or before 11:00 p.m. Eastern Time on the date of expiration of the Investigation Period, Buyer shall deliver written notice to Seller of Buyer's election not to terminate this Agreement and the Escrow ("Buyer's Election Not to Terminate"). In the event Buyer fails to timely deliver to Seller Buyer's Election Not to Terminate in accordance with the provisions of this Section 4.3, such failure shall be deemed to constitute Buyer's delivery of Buyer's Election to Terminate this Agreement and the Escrow in accordance with the terms and conditions of Section 4.2 hereof.

Section 4.4           Confidentiality; Public Announcements.

(a)           Buyer's Obligations. Buyer shall treat all of Seller's Deliveries as confidential and proprietary information of Seller. Buyer shall hold such information in confidence and shall not disclose such information or materials to any third-parties other than Title Insurer, Escrow Agent, Tenant, Guarantor and Buyer's attorneys, employees, agents, consultants, contractors, subcontractors, accountants, investors and lenders as deemed reasonably necessary or appropriate by Buyer in Buyer's reasonable discretion. The covenants of Buyer set forth in this Section 4.4 shall not apply to any confidential information that: (a) is, or subsequently becomes, part of the public domain other than as a result of a breach of this Agreement by Buyer; (b) was communicated to Buyer from other sources at the time of disclosure by Seller to Buyer and such prior knowledge can be reasonably demonstrated by Buyer; and/or (c) is required by law to be disclosed, including applicable securities laws. Nothing contained herein shall preclude Buyer from disclosing all or any portion of such confidential information or materials: (1) pursuant to or in connection with a judicial order, governmental inquiry, subpoena, or other legal process; (2) as necessary or appropriate in connection with, or in order to prevent, an audit; and/or (3) in order to initiate, defend or otherwise pursue legal proceedings between the Parties in connection with this Agreement. The covenants and agreements of Buyer set forth in this Section 4.4(a) hereof shall terminate and no longer be of any force or effect as of the Closing.

(b)           Public Announcements. Neither Seller, nor any of Seller's Affiliates, successors or assigns, shall make any public announcements regarding the existence of this Agreement, the terms of this Agreement and/or the transactions contemplated herein without the prior written approval of Buyer, which approval may be granted or withheld in the sole and absolute discretion of Buyer. Seller further agrees that (1) Buyer may file this Agreement and other documents evidencing the transactions contemplated herein, including a description of the material terms thereof, with the Securities and Exchange Commission, without the prior approval of Seller, to the extent deemed necessary or advisable in Buyer's reasonable discretion; and (2) Buyer may issue one or more press releases regarding this Agreement and/or the transactions contemplated herein, to the extent deemed advisable in Buyer's reasonable discretion; provided, however, such press releases shall be reasonably approved by Seller prior to publication (such approval (i) not to be unreasonably conditioned, withheld or delayed, (ii) to be provided timely enough such that Seller satisfies its disclosure obligations under securities laws and regulations, and (iii) shall permit Buyer to disclose the information required by securities laws and regulations). Buyer further agrees that (1) Seller may file this Agreement and other documents evidencing the transactions contemplated herein, including a description of the material terms thereof, with the Securities Exchange Commission and such other Canadian and British Columbian governmental authorities having jurisdiction over Seller, without the prior approval of Buyer, to the extent deemed necessary or advisable in Seller's reasonable discretion; and (2) Seller may issue one or more press releases regarding this Agreement and/or the transactions contemplated herein, to the extent deemed advisable in Seller's reasonable discretion; provided, however, such press releases shall be reasonably approved by Buyer prior to publication (such approval (i) not to be unreasonably conditioned, withheld or delayed, (ii) to be provided timely enough such that Seller satisfies its disclosure obligations under securities laws and regulations, and (iii) shall permit Seller to disclose the information required by securities laws and regulations). The covenants and agreements of Seller set forth in this Section 4.4(b) hereof shall survive the Closing indefinitely.

ARTICLE 5
PRE-CLOSING OBLIGATIONS OF SELLER AND BUYER

Section 5.1           Seller's Pre-Closing Obligations. Seller hereby covenants and agrees as follows:

(a)           Operations. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall operate and manage the Real Property substantially in accordance with its customary practices as of the Effective Date.

(b)           Maintenance. During the time period commencing upon the Effective Date and terminating upon the Closing or the earlier termination of this Agreement, subject to the provisions of Section 8.3 hereof, Seller shall maintain the Real Property in substantially its present condition as of the Effective Date, subject to normal wear and tear, and Seller shall not diminish the quality or quantity of maintenance and upkeep services heretofore provided to the Real Property.

(c)           Notices/Violations. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall promptly deliver to Buyer any and all written notices and/or other written communications delivered by Seller to or received by Seller from any governmental authority which could reasonably be expected to have an adverse effect on the Property, the transactions contemplated under this Agreement or the business of owning, developing, operating, maintaining or managing the Property. During the time period from the Effective Date to the Closing or earlier termination of this Agreement, Seller shall deliver to Buyer any and all notices and/or other written communications delivered or received by Seller regarding: (A) the occurrence of any inspections of the Property by any governmental authority; (B) any actual or alleged default by a party to any Contract; and/or (C) any notices of violations of laws, ordinances, orders, directives, regulations or requirements issued by, filed by or served by any governmental agency against or affecting Seller, Tenant, any Guarantor or any part or aspect of the Property.

(d)           Contracts. Seller agrees that, except for any Contracts that constitute Permitted Title Exceptions, Buyer shall not be obligated to assume any Contracts at Closing. Prior to the Closing, Seller shall be responsible for terminating all Contracts, except for any Contracts that constitute Permitted Title Exceptions, that would be binding upon Buyer or the Property following the Closing, and Seller shall be liable for any risks, costs, and penalties related to such termination. For the avoidance of doubt, Seller shall not be obligated to terminate any Contracts that will not be binding upon Buyer or the Property at Closing and that will continue to be administered by Tenant under Tenant’s name following the Closing (which Contracts shall remain Tenant’s sole obligation following the Closing).

(e)           Monetary Obligations. Seller shall pay and satisfy in full any and all Monetary Obligations on or before the Closing Date; provided that Seller may use the Purchase Price funds to discharge the Monetary Obligations.

(f)            New Liens, Liabilities or Encumbrances. Seller shall not cause, grant or permit any new liens, liabilities, encumbrances or exceptions to title to the Property or amend any existing title exceptions without the prior written consent of Buyer in each instance, which consent may be granted or denied in the sole and absolute discretion of Buyer.

(g)           Termination of Negotiations. Seller shall terminate all negotiations with any other Person other than Buyer for the sale or disposition of the Property.

Section 5.2           Entity Maintenance. For a minimum of thirteen (13) months following the Closing, Seller shall not dissolve or liquidate and shall remain an active entity in good standing in the Commonwealth of Pennsylvania.

ARTICLE 6
SELLER'S DELIVERIES

Section 6.1           Seller's Deliveries to Escrow Agent at Closing. On or before 5:00 p.m. Eastern Time on the last Business Day prior to the Closing Date, Seller shall deliver to Escrow Agent or Title Insurer, as applicable, the items described in this Section 6.1.

(a)           Seller's Deed. One (1) original of Seller's Deed, duly executed and acknowledged by Seller. Pursuant to Section 12.1(a) hereof, all documentary transfer tax information shall be affixed to Seller's Deed after recordation.

(b)           Bill of Sale. One (1) original of the Bill of Sale, duly executed by Seller.

(c)           Certificate of Non-Foreign Status. One (1) original of the Certificate of Non-Foreign Status, duly executed and acknowledged by Seller.

(d)           Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of Assignment of Permits, Entitlements and Intangible Property, duly executed by Seller.

(e)           REA Notice. A copy of a letter from Seller to each party to any reciprocal easement and/or other easement or restrictive agreement which effect the Real Property stating that the Real Property has been sold and that all notices under the such agreement relating to the Real Property should now be addressed to Buyer, if any such agreements require such notice.

(f)           Seller's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, in the event that the Purchase Price is not sufficient to discharge the same, such funds as may be required to: (a) discharge all Monetary Obligations; and (b) pay any amounts required to be paid by Seller in accordance with the provisions of Article 11 hereof, in the form of Cash or as a credit against the Purchase Price.

(g)           Seller's Affidavits; Certificates and Evidence of Authority. (a) Any and all affidavits, indemnifications, lien releases and/or waivers and any other written documentation required by the Title Insurer as a condition to the issuance of the ALTA Extended Coverage Policy; and (b) to the extent required by the Title Insurer, Escrow Agent and/or Buyer, as applicable, evidence that Seller and those acting for Seller have due authority to consummate the transaction contemplated by this Agreement, as modified through the Closing including, without limitation, certified copies of the corporate or other resolutions authorizing the transaction contemplated by this Agreement.

(h)           Seller's Closing Statement. Seller's Closing Statement, duly executed by Seller.

(i)           Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

Section 6.2           Seller's Deliveries to Buyer at Closing. On or before the Closing, Seller shall deliver to Buyer the items described in this Section 6.2.

(a)           Permits and Entitlements and Intangible Property. Copies of all of the Permits and Entitlements and Intangible Property in Seller's possession or control.

ARTICLE 7
BUYER'S DELIVERIES

On or before 12:00 p.m. Eastern Time on the Closing Date, Buyer shall deliver to Escrow Agent or Title Insurer, as applicable, the items described in this Article 7.

Section 7.1           Closing Deposit. The Closing Deposit for the Property pursuant to Section 2.2(d) hereof.

Section 7.2           Assignment of Permits, Entitlements and Intangible Property. Two (2) counterpart originals of the Assignment of Permits, Entitlements and Intangible Property, duly executed by Buyer.

Section 7.3           Buyer's Charges. In addition to the Purchase Price and other funds deposited by Buyer with Escrow Agent, funds sufficient to pay all amounts required to be paid by Buyer in accordance with the provisions of Article 11 hereof, in the form of Cash.

Section 7.4           Buyer's Closing Statement. Buyer's Closing Statement, duly executed by Buyer.

Section 7.5           Additional Documents. Such additional documents, instructions or other items as may be necessary or appropriate to comply with the provisions of this Agreement and to effect the transactions contemplated hereby.

ARTICLE 8
CONDITIONS TO CLOSING; CLOSING;
DEFAULT; REMEDIES

Section 8.1           Conditions to Obligations of Buyer. The Closing of the transaction contemplated pursuant to this Agreement and Buyer's obligation to purchase the Property are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below. Seller hereby acknowledges and agrees that each of the conditions set forth in this Section 8.1 are for the benefit of Buyer and may only be waived by Buyer in its sole and absolute discretion.

(a)           Delivery of Items. Seller shall have timely delivered to Escrow Agent or Title Insurer, as applicable, all of the items to be delivered by Seller pursuant to Section 6.1 hereof. Seller shall have timely delivered to Buyer all of the items to be delivered by Seller pursuant to Section 6.2 hereof.

(b)           Performance of Obligations. Seller shall have timely performed and satisfied all of the obligations under this Agreement to be performed by Seller prior to the Closing, including, without limitation, all of Seller's obligations under Section 5.1 hereof.

(c)           Title Commitment. Title Insurer is committed to issue an American Land Title Association Owner's Policy of Title Insurance (ALTA Form 6-17-06), or its state equivalent, with liability in the amount of the Purchase Price, insuring that fee title to the Real Property is vested in Buyer, subject only to: (i) the exclusions listed in the "Exclusions from Coverage" of the ALTA Extended Coverage Title Policy; and (ii) the Permitted Title Exceptions, together with such endorsements as may be reasonably requested by Buyer and that are typically available to purchasers of properties of this type in Massachusetts (collectively, the "ALTA Extended Coverage Policy").

(d)           Representations and Warranties. All of Seller's representations and warranties set forth in this Agreement shall be true and correct in all material respects (except any representations and warranties that are qualified as to materiality, which shall be true and correct in all respects) on the Closing Date as though made at the time of the Closing. Without limiting the foregoing, on or before the Closing Date, Seller shall have delivered to Buyer a written certificate, duly executed by Seller, certifying that all of the representations and warranties of Seller set forth in this Agreement are true and correct as of the Closing, or otherwise notifying Buyer of any facts that make such representations and warranties no longer true and correct; provided, that if any such representations and warranties that are no longer true and correct are material, then Buyer shall have the right to terminate this Agreement by written notice to Seller pursuant to Section 9.23 hereof.

(e)           Litigation. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller, Tenant or Guarantor which results, or reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property and/or in any liabilities or obligations being imposed upon Buyer or the Property, other than the Permitted Title Exceptions.

(f)           Bankruptcy. No suit, action, claim or other proceeding shall have been instituted or threatened against Seller, Tenant or Guarantor under the U.S. Bankruptcy Code or any state law for relief of debtors or which results, or which reasonably might be expected to result, in the transactions contemplated by this Agreement being enjoined or declared unlawful, in any lien attaching to or against the Property or in any new liabilities or obligations being imposed upon Buyer or the Property.

(g)           Damage or Destruction. Subject to Section 8.3 hereof, there shall have been no Material Loss.

(h)           Condemnation Proceeding. Subject to Section 8.3 hereof, no Condemnation Proceeding shall have been instituted or be threatened against all or any portion of the Real Property.

(i)           Termination of Contracts. Except for any Contracts that constitute Permitted Title Exceptions, all of the Contracts that would be binding on Buyer or the Property following the Closing shall have been terminated effective as of a date not later than the Closing Date, and Seller shall have paid all amounts due under such Contracts up to and through the effective date of termination, including, without limitation, any termination fees or similar payments, and neither Buyer nor the Property shall be bound thereby or have any liability or obligations thereunder.

(j)           Change in Conditions. There shall have been no adverse change with respect to the ownership, operation or occupancy or the financial or physical condition of the Property or any part thereof (subject to Section 8.3 hereof).

(k)           No Moratorium. No moratorium, statute or regulation of any governmental agency or order or ruling of any court shall have been enacted, adopted or issued after the expiration of the Investigation Period that would adversely affect the current use of the Real Property (excluding federal law solely to the extent applicable to the sale, use or cultivation of cannabis in accordance with Pennsylvania law).

(l)           Tenant / Guarantor Condition. From the Effective Date through the Closing Date, there shall not have occurred a change, event, state of facts or development that has had or would reasonably be expected to have, individually or in the aggregate, a significant adverse effect on the business, financial condition, prospects, assets or results of operations of Tenant or Guarantor.

(m)           Lease / Guaranty Condition. Buyer shall have received the following: (i) the Lease, duly executed by Tenant thereunder; and (ii) the Guaranty, duly executed by Guarantor.

(n)           Termination of Existing Lease. Buyer shall have received the following: (i) written evidence of the termination of any existing lease between Seller and Tenant, as of a date no later than the Closing Date; and (ii) to the extent applicable, written evidence of the termination of any recorded memorandum of any existing lease between Seller and Tenant in form sufficient to record and remove the same from title to the Property.

Buyer may waive any of the conditions set forth in this Section 8.1 by delivery of written notice to Seller on or before the Closing. Without limiting the foregoing, Escrow Agent shall assume that each of the conditions set forth in Section 8.1(b) shall have been satisfied as of the Closing Date, unless Buyer shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.2           Conditions to Obligations of Seller. The Closing of the transactions contemplated pursuant to this Agreement and the obligation of Seller to sell, convey, assign, transfer and deliver the Property to Buyer are subject to satisfaction, prior to the Closing Date, of all of the conditions set forth below. Buyer hereby acknowledges and agrees that each of the conditions set forth in this Section 8.2 are for the benefit of Seller and may only be waived by Seller in its sole but reasonable discretion.

(a)           Delivery of Items. Buyer shall have timely delivered to Escrow Agent or Title Insurer, as applicable, all of the items to be delivered by Buyer pursuant to Article 7 hereof.

(b)           Performance of Obligations. Buyer shall have performed all of the obligations of Buyer under this Agreement to be performed by Buyer prior to the Closing.

(c)           Lease Condition. Seller shall have received the Lease, duly executed by the Buyer.

(d)           Massachusetts Closing. The closing of the transactions contemplated pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated April 8, 2022 by and between IIP-MA 2 LLC, as buyer, and Commonwealth Alternative Care, Inc., as seller, with respect to the sale of certain property located at 30 Mozzone Street in Taunton, Massachusetts shall have occurred or shall occur concurrently with the Closing hereunder.

Seller may waive any of the conditions precedent set forth in this Section 8.2 by delivery of written notice thereof to Buyer. Escrow Agent shall assume that each of the conditions set forth in this Section 8.2 shall have been satisfied as of the Closing Date, unless Seller shall have given written notice to the contrary to Escrow Agent on or before the Closing Date.

Section 8.3           Casualty; Condemnation Proceeding.

(a)           Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Material Loss or Seller shall receive notice of the commencement or the threat of commencement of any eminent domain or condemnation proceeding which permanently and materially impairs the current use of the Real Property ("Condemnation Proceeding"), Seller shall immediately notify Buyer of such Material Loss or Condemnation Proceeding and, in such a case: (i) Buyer shall have the right to terminate this Agreement and the Escrow by written notice to Seller within five (5) Calendar Days after the occurrence of such Material Loss or Condemnation Proceeding, in which case, this Agreement shall be deemed terminated pursuant to Section 8.5(c) below; or (ii) accept the Property in its then-existing condition and purchase and acquire the Property in accordance with the terms and conditions of this Agreement, subject to the terms and conditions described in this Section 8.3 (Buyer shall be deemed to elect to proceed pursuant to clause (ii) if Buyer does not timely terminate this Agreement pursuant to clause (i)). If Buyer exercises its right to purchase and acquire the Property in its present condition, then Seller and Buyer shall proceed to close and all available insurance proceeds and condemnation proceeds shall be allocated and disbursed pursuant to the provisions of the Lease.

(b)           Non-Material Loss. In the event that, prior to the Closing, the Real Property shall suffer a Non-Material Loss, Seller shall immediately notify Buyer of such Non-Material Loss and, in such a case, Buyer shall be obligated to purchase the Property (in its then-existing condition) in accordance with the terms and conditions of this Agreement, subject to the terms and conditions of this Section 8.3(b). In such a case, Seller shall pay and assign to Buyer on the Closing any and all casualty insurance proceeds previously paid or payable to Seller, and all insurance proceeds and condemnation proceeds shall be allocated and disbursed pursuant to the provisions of the Lease.

Section 8.4           Closing. The closing of the transaction contemplated by this Agreement ("Closing") shall take place at the offices of Escrow Agent or at such other location as may be mutually agreed upon by Seller and Buyer on the date that is seven (7) Calendar Days after the expiration of the Investigation Period.

Section 8.5           Failure of Conditions to Closing; No Default by Seller or Buyer.

(a)           Failure of Buyer's Closing Conditions. In the event one or more of Buyer's conditions to the Closing set forth in Section 8.1 hereof are not satisfied by Seller or otherwise waived by Buyer on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Buyer shall have the right to extend the Closing Date for such period of time as reasonably necessary for Seller to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Seller. If Buyer does not make such election to extend, or if Buyer makes such election but such condition is not satisfied within such extended period, then Buyer shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer. Upon any election by Buyer to terminate this Agreement and the Escrow pursuant to this Section 8.5(a), the provisions of Section 8.5(c) hereof shall govern.

(b)           Failure of Seller's Closing Conditions. In the event one or more of Seller's conditions to the Closing set forth in Section 8.2 hereof are not satisfied by Buyer or otherwise waived by Seller on or before the Closing Date, and the failure of such conditions to be satisfied is not a result of a default by Seller or Buyer in the performance of their respective obligations under this Agreement, then Seller shall have the right to extend the Closing Date for such period of time as reasonably necessary for Buyer to satisfy such condition, not to exceed sixty (60) Calendar Days in the aggregate, by giving written notice to Buyer. If Seller does not make such election to extend, or if Seller makes such election but such condition is not satisfied within such extended period, then Seller shall have the right to terminate this Agreement and the Escrow by giving written notice of termination to Buyer. Upon any election by Seller to terminate this Agreement and the Escrow pursuant to this Section 8.5(b), the provisions of Section 8.5(c) shall govern.

(c)           Termination Provisions. In the event either party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.5, then: (i) this Agreement shall automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement); (ii) Escrow Agent shall immediately cause the Deposit to be paid to Buyer without the need of any further written authorization or consent from Seller; and (iii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent. Any Escrow cancellation, title cancellation and other cancellation charges shall be borne equally by Seller and Buyer.

Section 8.6           Failure of Conditions to Closing; Default by Seller or Buyer. In the event either Seller or Buyer defaults in the performance of any of their respective obligations to be performed prior to the Closing, other than in the case of Buyer's termination pursuant to Sections 4.2 or 8.5(a) hereof, and other than in the case of Seller's termination pursuant to Section 8.5(b) hereof, then the non-breaching party may elect the applicable remedies set forth in this Section 8.6, which remedies shall constitute the sole and exclusive remedies of the non-breaching party with respect to a default by the other party under this Agreement.

(a)           Remedies of Buyer. In the event Buyer is the non-breaching party, as its sole and exclusive remedy, Buyer may elect to: (i) terminate this Agreement and the Escrow by giving Seller written notice describing Seller's default and setting forth Buyer's election to immediately terminate this Agreement and the Escrow; or (ii) pursue the equitable remedy of specific performance of this Agreement to the extent available. In the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, then Escrow Agent shall immediately cause the Deposit to be paid to Buyer without the need of any further authorization or consent from Seller pursuant to the provisions of Section 8.6(d) hereof. Furthermore, in the event Buyer elects to terminate this Agreement and the Escrow pursuant to Section 8.6(a)(i) hereof, Seller shall also reimburse and pay to Buyer an amount equal to all costs, fees and expenses (including legal fees and costs), paid or incurred by Buyer in connection with this Agreement and in connection with its investigation of the Property, up to the Reimbursement Cap.

(b)           Remedies of Seller. In the event Seller is the non-breaching party, as Seller's sole and exclusive remedy, Seller may elect to terminate this Agreement and the Escrow by giving Buyer written notice describing Buyer's default and setting forth Seller's election to immediately terminate this Agreement and the Escrow. In the event Seller elects to terminate this Agreement and the Escrow pursuant to this Section 8.6(b) after expiration of the Investigation Period, the sole and exclusive remedy of Seller for such breach shall be to receive the amount specified as liquidated damages pursuant to Section 8.6(c) hereof. Notwithstanding any provision to the contrary set forth in this Agreement, under no circumstance shall Seller be entitled to pursue the equitable remedy of specific performance in the event that Buyer fails to complete the purchase of the Property in accordance with the terms and conditions of this Agreement.

(c)           SELLER'S LIQUIDATED DAMAGES. IF BUYER FAILS TO COMPLETE THE PURCHASE OF THE PROPERTY IN ACCORDANCE WITH THE TERMS AND CONDITIONS OF THIS AGREEMENT AFTER EXPIRATION OF THE INVESTIGATION PERIOD (OTHER THAN AS A RESULT OF BUYER'S ELECTION TO TERMINATE PURSUANT TO SECTIONS 4.2, 8.5(a) OR 8.6(a) HEREOF, AND OTHER THAN IN THE CASE OF SELLER'S TERMINATION PURSUANT TO SECTION 8.5(b) HEREOF), BY REASON OF THE DEFAULT OF BUYER, SELLER SHALL BE RELEASED FROM ITS OBLIGATION TO SELL THE PROPERTY TO BUYER. IN SUCH A CASE, SELLER AND BUYER AGREE THAT IT WOULD BE DIFFICULT OR IMPOSSIBLE TO DETERMINE THE AMOUNT OF DAMAGES OF SELLER AS A RESULT OF ANY SUCH BREACH BY BUYER, AND, ACCORDINGLY, AS SELLER'S SOLE AND EXCLUSIVE REMEDY AT LAW OR IN EQUITY (OTHER THAN AN ACTION TO ENFORCE THE PROVISIONS OF THIS AGREEMENT), SELLER SHALL BE ENTITLED TO RECEIVE AND RETAIN THE DEPOSIT AS LIQUIDATED DAMAGES IN THE EVENT OF A DEFAULT BY BUYER, AND THE PAYMENT OF SUCH LIQUIDATED DAMAGES TO SELLER SHALL CONSTITUTE THE EXCLUSIVE REMEDY OF SELLER ON ACCOUNT OF THE DEFAULT BY BUYER.

“GFSJ”	“BW”
SELLER'S INITIALS	BUYER'S INITIALS

(d)           Termination Provisions. In the event either Party elects to terminate this Agreement and the Escrow for the reasons and in accordance with the provisions set forth in this Section 8.6, then: (i) this Agreement will automatically terminate (other than those provisions which expressly provide that they survive any termination of this Agreement) without any further acts of either Seller or Buyer; (ii) Seller and Buyer shall execute such escrow cancellation instructions as may be necessary to effectuate the cancellation of the Escrow as may be required by Escrow Agent; and (iii) Escrow Agent shall immediately cause the Deposit and the Independent Consideration to be distributed and paid in accordance with the provisions of this Agreement. The breaching party hereunder shall pay any and all escrow and title cancellation costs incurred in connection herewith.

(e)           Survival. The provisions of this Article 8 shall survive the Closing or any termination of this Agreement.

ARTICLE 9
REPRESENTATIONS AND WARRANTIES OF SELLER

In addition to the representations, warranties and covenants of Seller contained elsewhere in this Agreement, Seller hereby makes the following representations and warranties, each of which is material and being relied upon by Buyer and shall be true as of the date hereof and as of the Closing:

Section 9.1           Organization, Power and Authority. Seller is a limited liability company duly organized and validly existing under the laws of the Commonwealth of Pennsylvania. Seller has all requisite power and authority to own the Property, to execute and deliver this Agreement and the Transaction Documents to which Seller is a party, and to perform its obligations hereunder and thereunder and effect the transactions contemplated hereby and thereby. All requisite corporate or other action has been taken to authorize and approve the execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party.

Section 9.2           No Conflicts. The execution, delivery and performance by Seller of this Agreement and the Transaction Documents to which Seller is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of the organizational documents of Seller; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Seller is a party or by or to which Seller or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Seller or the Property are or may be bound or subject.

Section 9.3           Non-Foreign Status. Seller is not a "foreign person" as such term is defined in Section 1445 of the Code.

Section 9.4           Litigation and Condemnation. Seller has not received written notice of and, to the best of Seller's knowledge and belief, there are no: (a) pending or threatened claims, actions, suits, arbitrations, proceedings (including condemnation proceedings) or investigations by or before any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement; and (b) orders, judgments or decrees of any court or arbitration body, any governmental, administrative or regulatory authority, or any other body, against or affecting the Property or the transactions contemplated by this Agreement.

Section 9.5            Liabilities. To the best of Seller’s knowledge, upon the Closing, neither Buyer nor the Property will be subject to any liabilities or obligations, whether secured, unsecured, accrued, absolute, contingent or otherwise, that relate to the ownership of the Property prior to the Closing, other than the Permitted Title Exceptions.

Section 9.6           Fees. To the best of Seller’s knowledge, there are no impact, mitigation or similar fees owing or payable in connection with the construction, development, installation and/or operation of the Real Property.

Section 9.7            Mechanic's Liens. There are no fees, dues or other charges which are due, owing or unpaid in connection with the construction of or any repairs to the Real Property. There are no pending or threatened claims which may or could ripen with the passage of time into a mechanic's lien upon the Real Property as the result of any contract, agreement or work performed on the Real Property.

Section 9.8            Contracts. To the best of Seller’s knowledge, there are no Contracts with any person or entity relating to the Property which must be assumed by Buyer (or which will be deemed assumed by the Buyer upon the Buyer becoming the owner of the Property), other than the Permitted Title Exceptions.

Section 9.9            Taxes and Assessments. To the best of Seller’s knowledge, there are no pending or threatened improvements, liens, or special assessments made or to be made against the Property by any governmental authority.

Section 9.10         Construction and Condition of Improvements. To the best of Seller’s knowledge, all of the Improvements have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals and have been completed in a professional and workmanlike manner and are in good operating condition and repair. To the best of Seller’s knowledge, all of the heating, ventilation and air conditioning systems, plumbing, fire protection, security and other mechanical and electrical systems of the Improvements have been constructed and installed in accordance with applicable codes, laws, ordinances, rules, regulations, permits and approvals, have been completed in a professional and workmanlike manner and are in good operating condition and repair. To the best of Seller's knowledge, there are no latent defects in any of the Improvements, and the structural components, foundations, roofs, walls and fixtures are in good operating condition and repair, and the roofs, foundations and structural components are free from leaks, and the Improvements are free from termite and other infestation. To the best of Seller's knowledge, there are no defects or inadequacies in the Real Property that might adversely affect the insurability of the same or that might cause an increase in the insurance premiums therefor.

Section 9.11           Financial Statements; Books and Records. Each of the financial statements of Tenant and Guarantor provided to Buyer pursuant to Section 4.1(a) hereof: (i) presents fairly, completely and accurately the results of operations for the respective periods covered thereby; and (ii) is prepared in accordance with generally accepted accounting principles.

Section 9.12          Compliance with Laws. Seller has complied, and is currently in compliance with, all federal (except solely with respect to any federal law that directly conflicts with state and local cannabis laws, regulations and ordinances), state and local laws, regulations and ordinances applicable to the development, ownership, operation, maintenance and management of the Real Property, and/or otherwise applicable to Seller, including, without limitation, all laws, regulations and ordinances relating to zoning, planning, land use and building restrictions, construction, Environmental Laws, subdivision, fire, health and safety, disability, and alcoholic beverage sales. Tenant is in compliance with all state and local licensing requirements and regulations relating to the cultivation, processing, storing and distributing of cannabis, cannabis-infused products and materials derived from or used in the cultivation, processing, storing and distribution of cannabis. To Seller’s knowledge, the Real Property is in compliance with all applicable laws, ordinances, rules and regulations (including without limitation those relating to zoning and the requirements of Title III of the Americans with Disabilities Act of 1990 (42 U.S.C. 12181, et seq., the Provisions Governing Public Accommodations and Services Operated by Private Entities), and all regulations promulgated thereunder, and all amendments, revisions or modifications thereto), and Seller has no notice or knowledge of a violation of any such laws, rules or regulations. Seller has no notice or knowledge that any government agency or any employee or official considers the construction of the Real Property or its operation or use to have failed to comply with any law, ordinance, regulation or order or that any investigation has been commenced or is contemplated respecting any such possible failure of compliance. To Seller’s knowledge, there are no unsatisfied requirements for repairs, restorations or improvements from any person, entity or authority, including, but not limited to, any tenant, lender, insurance carrier or governmental authority. To Seller’s knowledge, all driveway entrances and exits to the Real Property are permanent and no special access or other permits are required to maintain the same. To Seller’s knowledge, all existing streets and other improvements, including water lines, sewer lines, sidewalks, curbing and streets at the Real Property either enter the Real Property through adjoining public streets, or, if they enter through adjoining private lands, do so in accordance with valid, irrevocable easements running to the benefit of the owner of the Real Property. Seller has not received from any insurance company or Board of Fire Underwriters any notice, which remains uncured, of any defect or inadequacy in connection with the Real Property or its operation.

Section 9.13          Environmental Matters. To the best of Seller's knowledge, and except as may otherwise be disclosed in the reports listed on Schedule 2.0 attached hereto and incorporated herein by reference: (i) the Improvements are free from Hazardous Materials; (ii) the soil, surface water and ground water of, under, on or around the Real Property are free from Hazardous Materials; (iii) the Real Property has never been used for or in connection with the manufacture, refinement, treatment, storage, generation, transport or hauling of any Hazardous Material (A) in excess of levels permitted by or (B) in violation of applicable Environmental Laws, nor has the Real Property been used for or in connection with the disposal of any Hazardous Materials; and (iv) the Real Property is now and at all times has been in compliance with all Environmental Laws. Seller hereby discloses to Buyer that Seller is currently in the process of obtaining a Phase 2 environmental site assessment, but that the results of such assessment are not yet available to Seller.

Section 9.14         Permits and Entitlements. To the best of Seller’s knowledge, Seller has obtained all governmental permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) required for the ownership, operation, maintenance and management of the Property, and all such permits, licenses, approvals and authorizations (including, but not limited to, the Permits and Entitlements) are in full force and effect and, to the extent the same are material and are not part of the Excluded Property, are transferable to Buyer. Tenant has obtained all state and local governmental permits, licenses, approvals and authorizations necessary to cultivate and process cannabis plant parts and resins into products and store the same for transport, and all such permits, licenses, approvals and authorizations are in full force and effect.

Section 9.15         Dependent Properties. The continued maintenance, occupancy and operation of the Real Property is not now, and on the Closing Date will not be, dependent to any extent on improvements or facilities located at any other property, and the continued maintenance, occupancy and operation of any other property is not dependent to any extent on improvements or facilities located on the Real Property (including, but not limited to, the Improvements or the Personal Property).

Section 9.16         Utilities. The Real Property has full access rights and is connected to water, sanitary sewer, storm water, gas, electricity, oil, telephone, cable and other utilities required for the ownership, operation and occupancy of the Real Property (collectively, the "Utilities"). To the best of Seller's knowledge and belief, all such Utilities: (i) are installed, connected and are currently in use by Seller on the Real Property; (ii) were constructed and installed in accordance with all applicable codes, laws, ordinances, rules, regulations, permits and approvals; (iii) have been completed in a professional and workmanlike manner and are in good operating condition and repair; and (iv) are sufficient in size and capacity (and pressure, where applicable) to service and accommodate the reasonably expected needs and operations of the Real Property (including but not limited to the Permitted Use as defined in the Lease). To the best of Seller's knowledge and belief, none of the Utilities and/or any of the lines, pipes, conduits, valves, pumps, heads, hoses, tubes, or related equipment or facilities, are located outside the boundaries of the Real Property and/or encroach onto any adjoining real property, or, to the extent that such Utilities and/or any of the lines, pipes, conduits, valves, pumps, heads, hoses, tubes, or related equipment or facilities, are located outside the boundaries of the Real Property and/or encroach onto any adjoining real property, the same do so in accordance with legal, valid and enforceable permanent non-terminable easements, which will inure to the benefit of Buyer, its successors and assigns, as the owner of the Real Property.

Section 9.17         Prohibited Persons and Transactions. Neither Seller, nor any of its affiliates, nor any of their respective members or partners, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

Section 9.18         Integrity of Documents. To the best of Seller’s knowledge, (i) Seller has furnished to Buyer complete copies of all items constituting Seller's Deliveries in Seller’s possession and control and (ii) the information contained in Seller’s Deliveries does not include any material misrepresentations or omissions of facts.

Section 9.19         Options to Purchase; Occupancy Rights. Seller has not previously granted any option to purchase the Property or any right of first refusal or similar rights with respect to the Property, and to the best of Seller's knowledge, no such options to purchase or rights of first refusal with respect to the Property are in existence. Seller has not entered into, and has no knowledge, of any lease or similar occupancy agreement with respect to the Real Property that will be binding upon Buyer or the Real Property as of the Closing, except for the Lease to be executed by Tenant and delivered by Seller pursuant to this Agreement.

Section 9.20         Compliance with Recorded Documents. Seller has not received written notice that the Property is in violation of any easement, covenant, condition, restriction, or similar provision in any instrument of record or other unrecorded agreement affecting the Property, nor, to the best of Seller’s knowledge, does any such violation exist.

Section 9.21         Survival. The representations and warranties of Seller set forth in Sections 9.1, 9.2 and 9.17 hereof, as well as the right and ability of Buyer to enforce the same and/or to seek damages for its breach, shall survive the Closing. The representations and warranties of Seller set forth in Sections 9.3 through 9.16, inclusive, and Sections 9.18 through 9.20, inclusive, as well as the right and ability of Buyer to enforce the same and/or to seek damages for their breach, shall survive the Closing for a period of twelve (12) months. All claims, whether known or unknown, for breach by Seller of a representation or warranty as set forth in Sections 9.3 through 9.16, inclusive, hereof, and Sections 9.18 through 9.20, inclusive, must be asserted in writing by Buyer and delivered to Seller on or before the expiration of such twelve (12) month period or otherwise such claims shall be invalid and of no force or effect and Seller shall have no liability with respect thereto.

Section 9.22         Seller's Representations and Warranties; Reimbursement for Due Diligence Costs. The continued accuracy in all material respects of the aforesaid representations and warranties is a condition precedent to Buyer's obligation to close. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing and Seller had no knowledge of such inaccuracy when the representation or warranty was made (or when deemed remade at Closing) or if such warranty or representation is a material warranty or representation and becomes inaccurate on or prior to Closing other than by reason of Seller's default hereunder, Buyer may, upon being notified in writing by Seller of such occurrence on or prior to Closing, either: (a) terminate this Agreement and Escrow pursuant to the provisions of Section 8.5(a) hereof; or (b) waive such matter and proceed to Closing. If any of said representations and warranties are not correct in all respects at the time the same is made or as of Closing, and Seller had knowledge of such inaccuracy when the representation or warranty was made, or, by its default hereunder caused the representation or warranty to be inaccurate when deemed remade at Closing, Buyer may either: (i) terminate this Agreement pursuant to the provisions of Section 8.6(a) and recover from Seller Buyer's costs as set forth in Section 8.6(a); or (ii) waive such matter and proceed to Closing.

Section 9.23         As-Is Transaction. BUYER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT SELLER IS SELLING AND BUYER IS PURCHASING THE PROPERTY ON AN “AS IS WITH ALL FAULTS” BASIS, SUBJECT TO THE REPRESENTATIONS, WARRANTIES AND COVENANTS SET FORTH HEREIN AND IN THE TRANSACTION DOCUMENTS. EXCEPT AS SET FORTH HEREIN OR IN ANY TRANSACTION DOCUMENT EXECUTED AND DELIVERED BY SELLER AT CLOSING, BUYER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, OR ANY PARTY AFFILIATED WITH SELLER, OR THEIR AGENTS OR BROKERS, OR ANY OTHER PERSON ACTING OR PURPORTING TO ACT ON BEHALF OF SELLER, AS TO ANY MATTERS CONCERNING THE PROPERTY.

ARTICLE 10
REPRESENTATIONS, WARRANTIES, COVENANTS AND
AGREEMENTS OF BUYER

Buyer hereby makes the following representations and warranties, each of which representation and warranty is: (a) material and being relied upon by Seller; and (b) true, complete and not misleading in all material respects as of the date hereof and as of the Closing.

Section 10.1         Organization, Power and Authority. Buyer is a limited liability company duly organized and validly existing under the laws of the State of Delaware and qualified to conduct business in the Commonwealth of Pennsylvania. Subject only to obtaining certain internal approvals on or before the expiration of the Investigation Period, (a) Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which Buyer is a party, and to perform its obligations hereunder and thereunder and to effect the transactions contemplated hereby and thereby and (b) all requisite limited liability, corporate or other action has been taken to authorize and approve the execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party.

Section 10.2         No Conflicts. The execution, delivery and performance by Buyer of this Agreement and the Transaction Documents to which Buyer is a party, and the consummation of the transactions contemplated hereby and thereby, will not: (a) violate any provision of Buyer's organization documents; (b) violate, conflict with or result in a breach of or default under any term or provision of any contract or agreement to which Buyer is a party or by or to which Buyer or any of its assets or properties are or may be bound or subject; or (c) violate any order, judgment, injunction, award or decree of any court or arbitration body, or any governmental, administrative or regulatory authority, or any other body, by or to which Buyer is or may be bound or subject.

Section 10.3         Prohibited Persons and Transactions. Neither Buyer, nor any of its affiliates, nor any of their respective members or partners, and none of their respective officers or directors is, nor prior to Closing, or the earlier termination of this Agreement, will they become, a person or entity with whom U.S. persons or entities are restricted from doing business under the regulations of OFAC of the Department of the Treasury (including those named on OFAC's Specially Designated Blocked Persons List) or under any U.S. statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism), or other governmental action and is not, and prior to Closing or the earlier termination of this Agreement will not, engage in any dealings or transactions with or be otherwise associated with such persons or entities.

Section 10.4         Survival. The representations, warranties, covenants and agreements contained in this Agreement by Buyer are true, correct and complete and shall be deemed remade by Buyer as of the Closing, with the same force and effect as if made at that time. All representations, warranties, covenants and agreements of Buyer contained in this Article 10, as well as the right and the ability of Seller to enforce them and/or seek damages for their breach, shall survive the Closing for a period of twelve (12) months. All claims, whether known or unknown, for breach by Buyer of a representation or warranty as set forth in this Article 10 must be asserted in writing by Seller and delivered to Buyer on or before the expiration of such twelve (12) month period or otherwise such claims shall be invalid and of no force or effect and Buyer shall have no liability with respect thereto.

ARTICLE 11
COSTS, EXPENSES AND PRORATIONS

Section 11.1          Costs and Expenses.

(a)           Seller. Seller shall pay: (i) all recording costs and all documentary transfer taxes, deed stamps and similar costs, fees and expenses payable in connection with the recordation of Seller's Deed; (ii) the cost for the ALTA Extended Coverage Policy (but excluding the cost of any endorsements thereto requested by Buyer); (iii) one-half (1/2) of the cost of the Survey; (iv) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; and (v) Seller's attorneys' fees.

(b)           Buyer. Buyer shall pay: (i) the cost for any endorsements to the ALTA Extended Coverage Policy requested by Buyer; (ii) one-half (1/2) of the cost of the Survey; (iii) the cost of the Third Party Reports; (iv) one-half (1/2) of Escrow Agent's fees and costs for the Escrow; and (v) Buyer's attorneys' fees.

Section 11.2         Prorations, Costs and Expenses. Seller acknowledges and agrees that Seller is responsible for all expenses arising out of the Property prior to Closing and that the Tenant under the Lease, will be responsible for paying all expenses arising out of the Property subsequent to Closing. Accordingly, the Parties agree that there will be no prorations at Closing.

ARTICLE 12
ACTIONS TO BE TAKEN AT THE CLOSING

Section 12.1           Actions by Title Insurer or Escrow Agent. In connection with the Closing, Escrow Agent or Title Insurer, as applicable, shall take the following actions:

(a)           Recording. Title Insurer shall cause the Seller's Deed (with documentary transfer tax information to be affixed after recording) to be recorded in the Official Records of Luzerne County, Pennsylvania (the “Registry”), and obtain a conformed copy thereof for distribution to Seller and Buyer:

(b)           Title Policy. Title Insurer shall issue the ALTA Extended Coverage Title Policy to Buyer.

(c)           Distribution of Funds. Escrow Agent shall disburse all funds deposited with Escrow Agent by Buyer in payment of the Purchase Price as follows: (i) first, deduct, pay and satisfy all items chargeable to the account of Seller pursuant to Section 11.1 hereof; (ii) second, deduct, pay and satisfy all Monetary Obligations against the Real Property; (iii) third, if, as a result of the prorations and credits pursuant to Article 11 hereof, amounts are to be charged to the account of Seller, deduct the net amount of such charges; and (iv) fourth, disburse the remaining balance of the Purchase Price to Seller promptly upon the Closing. All disbursements by Escrow Agent shall be by wire transfer of immediately available funds to the designated account of the receiving party or shall be by certified or cashier's check of Escrow Agent, as may be directed by the receiving party.

(d)           Distribution of Documents to Seller. Title Insurer shall disburse to Seller: (i) counterpart copies of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents, including, without limitation, Seller's Deed; and (iii) any other documents deposited into Escrow by Seller.

(e)           Distribution of Documents to Buyer. Title Insurer shall disburse to Buyer: (i) counterpart copies of each of the non-recordable Transaction Documents; (ii) a conformed copy of each of the recordable Transaction Documents; and (iii) a copy of all other documents deposited into Escrow by Buyer.

ARTICLE 13
BROKERS

Seller and Buyer hereby represent and warrant to each other that the warranting party has not entered into nor will such warranting party enter into any agreement, arrangement or understanding with any other person or entity which will result in the obligation of the other party to pay any finder's fee, commission or similar payment in connection with the transactions contemplated by this Agreement. Seller and Buyer hereby agree to and shall indemnify, defend and hold harmless the other from and against any and all claims, costs, damages and/or liabilities arising from the breach of the foregoing representation by either Seller or Buyer, as the case may be.

ARTICLE 14
INDEMNIFICATION

Section 14.1         Indemnification.

(a)           Indemnification by Seller. Seller hereby agrees to and shall reimburse, indemnify, defend (at Buyer's option and with counsel reasonably acceptable to Buyer) and hold harmless Buyer and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the "Buyer Indemnitees"), from and against any and all claims, liabilities, causes of action, actual losses, costs, damages, attorneys' fees, judgments and/or expenses actually incurred ("Losses"), arising out of, or relating to, the following matters: (i) the breach by Seller of any of the representations, warranties and/or covenants made by Seller in or under this Agreement or any of the Transaction Documents that Buyer first obtains knowledge of after the Closing; (ii) the breach or default in the performance by Seller of any of the covenants or obligations to be performed by Seller under this Agreement or the Transaction Documents that Buyer first obtains knowledge of after the Closing; and (iii) any claims, liabilities or obligations of Seller, whether accrued, absolute, contingent or otherwise, arising out of or relating to, Seller's previous ownership, occupancy, management and/or operation of the Property; provided, however, that if such Losses are insured against under any available insurance policy (including any title insurance policy) benefitting Buyer, then Buyer shall use good faith efforts (without any obligation to incur any costs) to recover such Losses under such policy. The provisions of this Section shall survive the Closing or termination of this Agreement.

(b)           Indemnification by Buyer. Buyer hereby agrees to and shall reimburse, indemnify, defend (at Seller's option and with counsel reasonably acceptable to Seller) and hold harmless Seller and its affiliates and each of their respective officers, directors, shareholders, members, partners, agents, employees, successors and assigns (collectively, the "Seller Indemnitees"), from and against any and all Losses arising out of, or relating to, the following matters: (i) the breach by Buyer of any of the representations, warranties and/or covenants made by Buyer in or under this Agreement or any of the Transaction Documents that Seller first obtains knowledge of after the Closing; and (ii) the breach or default in the performance by Buyer of any of the covenants or obligations to be performed by Buyer under this Agreement or the Transaction Documents that Seller first obtains knowledge of after the Closing.

Section 14.2         Notice and Opportunity to Defend.

(a)           Notice of Asserted Liability. Following the receipt by one or more of the Buyer Indemnitees or Seller Indemnitees, as applicable (hereinafter, the “Indemnitees”) of written notice of any claims, liabilities, causes of action or any other circumstances that would give rise to a claim for reimbursement or indemnification pursuant to Section 14.1 of this Agreement (“Asserted Liability”), Indemnitees shall give written notice thereof (“Claims Notice”) to the applicable indemnifying party hereunder (hereinafter, the “Indemnitor”). The Claims Notice will include copies of any written documents relevant to the Asserted Liability and any related Losses.

Following the receipt of a Claims Notice, and without in any way limiting or reducing the obligations of Indemnitor pursuant to Section 14.1 hereof, Indemnitor shall defend and satisfy such Asserted Liability. All costs, fees and expenses incurred in connection with the defense and satisfaction of such Asserted Liability shall be borne by and be the sole responsibility of the Indemnitor.

(b)           Opportunity to Defend. Without in any way limiting or reducing the obligations of the Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitees may elect to defend (by their own counsel), compromise and/or satisfy any Asserted Liability. Without in any way limiting or reducing the obligations of Seller pursuant to Section 14.1 or Section 14.2(a) hereof, if Indemnitees elect to defend (by their own counsel), compromise and/or satisfy such Asserted Liability, Indemnitees shall notify Indemnitor of Indemnitees’ intent to do so, and Indemnitor shall cooperate in the defense, compromise and satisfaction of such Asserted Liability. All costs, fees and expenses incurred in connection with the defense, compromise and satisfaction of any such Asserted Liability shall be borne by and shall be the responsibility of Indemnitor, except to the extent Indemnitee elects to provide its own separate defense, provided such election was not the result of Indemnitor’s default hereunder. Furthermore, and without limiting the obligations of Indemnitor pursuant to Section 14.1 or Section 14.2(a) hereof, Indemnitor shall reimburse Indemnitees for all Losses incurred by Indemnitees in connection with any such Asserted Liability.

(c)           Timing for Payment. In the event Indemnitees incur any Losses which were not otherwise paid or satisfied by Indemnitor pursuant to this Agreement, Indemnitees shall deliver written notice to Indemnitor advising Indemnitor that Indemnitees have incurred such Losses (“Notice of Loss”). The Notice of Loss shall include an itemization of all of the Losses that Indemnitor is required to pay pursuant to and in accordance with the terms and provisions of this Agreement. Within thirty (30) Calendar Days after the date of receipt by Indemnitor of the Notice of Loss, Indemnitor shall pay to Indemnitees the aggregate amount of the Losses described in such Notice of Loss. In the event Indemnitor fails to timely pay to Indemnitees the aggregate amount of such Losses, any and all unpaid amounts shall bear interest at the greater of: (a) twelve percent (12%) per annum; or (b) the maximum rate of interest allowable under applicable law, which interest, in either case, shall be deemed to accrue effective as of the date such payment was originally due.

ARTICLE 15
MISCELLANEOUS

Section 15.1           Assignment. No assignment of this Agreement or Buyer's rights or obligations hereunder shall be made by Buyer without first having obtained Seller's written approval of any such assignment, which approval may be granted or withheld in the sole and absolute discretion of Seller. Notwithstanding the foregoing, Buyer may assign this Agreement to a wholly owned subsidiary of IIP Operating Partnership, LP without the prior written consent of Seller. Buyer shall notify Seller of any such permitted assignment no later than three (3) Business Days prior to the Closing Date. Notwithstanding anything to the contrary contained herein, any permitted assignment by Buyer shall not relieve Buyer of any of its obligations and liabilities hereunder including obligations and liabilities which survive the Closing or termination of this Agreement, nor shall any such assignment alter, impair or relieve such assignee from the waivers, acknowledgments and agreements of Buyer set forth herein, all of which shall be binding upon any assignee of Buyer.

Section 15.2           Notices. Except as otherwise stated in this Agreement, any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) email transmission, so long as such transmission is either confirmed by the recipient or followed within one (1) Business Day by delivery utilizing one of the methods described in (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one (1) Business Day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Any notice, consent, demand, invoice, statement or other communication required or permitted to be given under this Agreement shall be addressed to the Parties at the following addresses:

(i)           Seller's Address. If to Seller, at the following address:

White Haven RE, LLC
30 Mozzone Boulevard
Taunton, MA 02780
Attention: Gary F. Santo, Jr.

E-Mail: [***]

With a copy to:

TILT Holdings Inc.
2801 E. Camelback Road, Suite 180
Phoenix, AZ 85016
Attention: Legal Department
E-Mail: [***]

And:

Nutter McClennen & Fish LLP

155 Seaport Blvd.

Boston, MA 02210

Attention: Christopher W. Papavasiliou, Esq.

E-Mail: [***]

(ii)           Buyer's Address. If to Buyer, at the following address:

IIP-PA 9 LLC

11440 West Bernardo Court, Suite 100

San Diego, California 92127

Attn: Brian Wolfe, General Counsel

Telephone: [***]

Email: [***]

Either Party may, by notice to the other given pursuant to this Section 15.2, specify additional or different addresses for notice purposes. The Parties agree that the attorney for a Party listed above shall have the authority to deliver notices on such Party's behalf.

Section 15.3          Entire Agreement. This Agreement, including the Exhibits and Schedules referred to herein, are intended by the Parties to be the final, complete and exclusive expression of their agreement with respect to the terms that are included in this Agreement, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement. This Agreement supersedes all previous representations, arrangements, agreements and understandings by and among the Parties with respect to the subject matter covered by this Agreement including, without limitation, all prior letters of intent executed between Buyer and Seller, and any such representations, arrangements, agreements and understandings are hereby canceled and terminated in all respects.

Section 15.4         Amendment. No provision of this Agreement may be modified, amended, or supplemented except by an agreement in writing signed by Buyer and Seller.

Section 15.5         Severability. Any provision of this Agreement that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Agreement shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

Section 15.6         Remedies. No waiver of any term, covenant or condition of this Agreement shall be binding unless executed in writing by the party entitled to the benefit of such term, covenant or condition. The waiver of any breach or default of any term, covenant or condition contained in this Agreement shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Agreement. Except as expressly provided in this Agreement, the rights and remedies under this Agreement are in addition to and not exclusive of any other rights, remedies, powers and privileges under this Agreement or available at law, in equity or otherwise. No failure to exercise or delay in exercising any right, remedy, power or privilege shall operate as a waiver thereof, and no single or partial exercise of any right, remedy, power or privilege shall preclude the exercise of any other right, remedy, power or privilege.

Section 15.7          Counterparts. This Agreement may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

Section 15.8         Attorneys' Fees. Except as otherwise expressly set forth in this Agreement, each Party shall pay its own costs and expenses incurred in connection with this Agreement and such Party's performance under this Agreement, provided, that if either Party commences an action, proceeding, demand, claim, action, cause of action or suit against the other Party arising out of or in connection with this Agreement, then the substantially prevailing Party shall be reimbursed by the other Party for all reasonable costs and expenses, including reasonable attorneys' fees and expenses, incurred by the substantially prevailing Party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

Section 15.9          Governing Law; Jurisdiction and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the Commonwealth of Pennsylvania, without regard to Pennsylvania’s conflict of law principles. The proper venue for any claims, causes of action or other proceedings concerning this Agreement shall be in the state courts located in the County of Luzerne, Commonwealth of Pennsylvania or federal courts located in Wilkes Barre, Pennsylvania.

Section 15.10       Waiver of Jury Trial. To the extent permitted by applicable laws, the Parties waive trial by jury in any action, proceeding or counterclaim brought by the other Party hereto related to matters arising out of or in any way connected with this Agreement.

Section 15.11       No Third Party Beneficiary. This Agreement is for the sole benefit of the Parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Agreement shall give or be construed to give any other person or entity any legal or equitable rights.

Section 15.12       Successors and Assigns. Each of the covenants, conditions and agreements contained in this Agreement shall inure to the benefit of and shall apply to and be binding upon the Parties hereto and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns. Nothing in this Section 15.12 shall in any way alter the provisions of this Agreement restricting assignment.

Section 15.13       Time of the Essence. Time is of the essence with respect to the performance of every provision in this Agreement.

Section 15.14       Survivability. Except as otherwise provided in this Agreement to the contrary, the covenants and obligations of the Parties to this Agreement shall survive the Closing indefinitely.

Section 15.15       Business Days. If the Closing Date or any other date described in this Agreement by which one Party hereto must give notice to the other Party hereto or perform or fulfill an obligation hereunder is a Calendar Day that is not a Business Day, then the Closing Date or such other date shall be automatically extended to the next succeeding Business Day.

Section 15.16       Joint Liability. If more than one person or entity executes this Agreement as Seller, then (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Agreement to be kept, observed or performed by Seller, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Agreement as Seller, and (b) the term "Seller" as used in this Agreement shall mean and include each of them, jointly and severally. Furthermore, all of the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in this Agreement and in the Transaction Documents shall be deemed to be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and Guarantor (the "Joiner"), and may be enforced against either of them, concurrently and successively, in such order as Buyer may determine.

Section 15.17       Construction. Buyer and Seller have each participated in the drafting and negotiation of this Agreement, and the language in all parts of this Agreement shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Buyer or Seller.

Section 15.18       Independent Obligations. Notwithstanding anything to the contrary contained in this Agreement, Seller's obligations under this Agreement are independent and shall not be conditioned upon performance by Buyer.

Section 15.19       Facsimile, Electronic and PDF Signatures. A facsimile, electronic signature or portable document format (PDF) signature on this Agreement shall be equivalent to, and have the same force and effect as, an original signature.

Section 15.20       Covenant and Condition. Each provision of this Agreement performable by Seller shall be deemed both a covenant and a condition.

Section 15.21       Reasonable Consent. Whenever consent or approval of either Party is required pursuant to this Agreement, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary in this Agreement.

Section 15.22       1031 Exchange. Seller acknowledges that Buyer may be purchasing the Property as part of a tax deferred exchange pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended. In order to effect such tax deferred exchange, Buyer may assign its rights in, and delegate duties under, this Agreement, as well as transfer the Property, to any exchange accommodator which Buyer shall determine. As an accommodation to Buyer, Seller agrees to reasonably cooperate with Buyer in connection with such exchange, including execution of documents therefor, provided that (a) Seller shall have no obligation to take title to any property in connection with such exchange, (b) Seller shall not be obligated to pay any additional costs as a result of such exchange, (c) the Closing shall not be contingent or otherwise subject to the consummation of such exchange, and (d) all representations, warranties and covenants of Buyer shall not be affected or limited by Buyer’s use of an exchange accommodator and shall survive Buyer’s exchange and continue to inure directly from Buyer for the benefit of Seller.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date set forth opposite each Party's name below.

SELLER:	WHITE HAVEN RE, LLC, a Pennsylvania limited liability company

	By:	Baker Technologies, Inc., a Delaware corporation, its sole member

	By:	/s/Gary F. Santo, Jr.
	Name:	Gary F. Santo, Jr.
	Title:	President

BUYER:	IIP-PA 9 LLC, a Delaware limited liability company

	By:	/s/Brian Wolfe
	Name:	Brian Wolfe
	Title:	Vice President, General Counsel and Secretary

CONSENT OF ESCROW AGENT

The undersigned Escrow Agent hereby agrees to: (i) accept the foregoing Agreement; (ii) establish the Escrow and be Escrow Agent under said Agreement; (iii) to make all filings required under Section 6045 of the Internal Revenue Code of 1986, as amended; and (iv) be bound by said Agreement in the performance of its duties as Escrow Agent; provided, however, the undersigned shall have no obligations, liability or responsibility under (a) this Consent or otherwise, unless and until said Agreement, fully signed by the parties, has been delivered to the undersigned, or (b) any amendment to said Agreement unless and until the same is accepted by the undersigned in writing.

Dated: April 20 2022

SETTLEMENT CORP

By:	/s/Todd S. Decuelbaum
Name:	Todd S. Decuelbaum
Title:	Vice President

JOINERS' SEPARATE UNDERTAKING

Pursuant to Section 15.16 of the foregoing Agreement, for value received, the undersigned, TILT Holdings Inc., a corporation amalgamated under the laws of the Province of British Columbia, Canada, hereby acknowledges and agrees that the covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller in the foregoing Agreement and in the Transaction Documents (as defined in the foregoing Agreement) shall be joint and several covenants, agreements, obligations, liabilities, indemnification undertakings, certifications, representations and warranties of Seller and of the undersigned, and may be enforced against Seller and/or the undersigned, concurrently or successively, in such order as Buyer may determine.

The undersigned shall continue to be liable pursuant to this undertaking and the provisions hereof shall remain in full force and effect notwithstanding any modifications or amendment of the foregoing Agreement or the Transaction Documents or any other act, omission or conditions which might in any manner or to any extent vary the risk to the undersigned or might otherwise operate as a discharge or release of a guarantor or surety under any applicable law. The undersigned hereby fully and completely waives, releases and relinquishes (i) diligence and demand of payment, presentment, protest, dishonor and notice of dishonor; (ii) any and all other defenses and rights arising under applicable law, to the extent waivable; (iii) any and all benefits of any right of discharge under any and all statues or laws relating to a guarantor or surety, and (iv) any defense based upon the impairment, modification, change, release, discharge or limitation of the liability of Seller in bankruptcy, or resulting from or pursuant to, the application of the bankruptcy or insolvency laws of or any decision of any court of the United States or any state thereof. For the avoidance of doubt, the terms and conditions of this Joiner's Separate Undertaking shall survive the Closing.

TILT HOLDINGS INC., a corporation amalgamated under the laws of the Province of British Columbia, Canada

By:	/s/Gary F. Santo, Jr.
Name:	Gary F. Santo, Jr.
Title:	Chief Executive Officer

1

EXHIBIT A

LEGAL DESCRIPTION OF LAND

PARCEL NO. 1

ALL THAT CERTAIN piece, parcel or tract of land situate, lying and being in the Borough of White Haven, County of Luzerne and Commonwealth of Pennsylvania, bounded and described as follows to wit:

BEGINNING at a point of intersection of the division line between the land of Electronics, Missiles and Communications, Inc. (formerly lands of Maxim M. Maranuk, et al) and the land now or formerly of Cloyd Sensenbach, and the southerly line of the land now or formerly of Edward McNally, said point of beginning being the northerly boundary line of the Borough of White Haven;

THENCE along the southerly line of the land, now or formerly of Edward McNally and along the northerly boundary line of the Borough of White Haven, South eighty-five (85) degrees fifty-four (54) minutes East, a distance of five hundred forty-nine and thirty-two one-hundredths (549.32) feet to a point;

THENCE along other lands of Electronics, Missiles and Communications, Inc., South six (6) degrees twenty-eight (28) minutes East, a distance of five hundred eighty-nine and twenty-seven one-hundredths (589.27) feet to a point in the extension of Susquehanna Street;

THENCE along the northerly line of the extension of Susquehanna Street, South eighty-three (83) degrees, thirty-two (32) minutes West, a distance of five hundred forty (540) feet, to a point in the easterly line of the land now or formerly of Cloyd Sensenbach;

THENCE along the easterly line of the land now or formerly of Cloyd Sensenbach, North six (6) degrees twenty-eight (28) minutes West, a distance of six hundred ninety (690) feet to the PLACE OFBEGINNING.

PARCEL NO. 2

ALL THAT CERTAIN piece, parcel or tract of land situate in the Borough of White Haven, County of Luzerne and Commonwealth of Pennsylvania, bounded and described as follows to wit:

BEGINNING at an iron pin corner in the no1therly line of Buffalo Street, said point of beginning being three hundred seventy-eight and fifty one-hundredths (378.50) feet westerly and measured along the northerly line of Buffalo Street from its point of intersection with the westerly line of Vine Street;

THENCE along the easterly line of the land now or formerly of Cloyd Sensenbach, North six degrees twenty-eight minutes West (N 06° 28' W) a distance of one thousand thirty-seven and twenty-two one-hundredths (1,037.22) feet to a point in the southwesterly corner of the land now or formerly of the Greater Wilkes-Barre Industrial Fund, Inc.;

THENCE along the southerly line of the land now or formerly of the Greater Wilkes-Barre Industrial Fund, Inc.; Notth eighty-three degrees thirty-two minutes East (N 83° 32' E) a distance of five hundred forty (540.00) feet to a point;

THENCE along the easterly line of the land now or formerly of the Greater Wilkes-Barre Industrial Fund, Inc., North six degrees twenty-eight minutes West (N 06° 28' W) a distance of five hundred eighty-nine and twenty-seven one hundredths (589.27) feet to a point in the southerly line of the land now or formerly of Edward McNally, said point also being in the northerly boundary line of the Borough of White Haven;

THENCE along the southerly I ine of the land now or formerly of Edward McNally and along the northerly boundary line of the Borough of White Haven, South eighty-five degrees fifty-four minutes East (S 85° 54' E) a distance of three hundred fifty-six and ninety-four one-hundredths (356.94) feet to a point;

A-2

THENCE along the westerly line of the land now or formerly of Eldridge Gannan, South twelve degrees fifty-five minutes East (S 12° 55' E) a distance of three hundred two and seven-tenths (302.07) feet to a point;

THENCE along the northerly line of the land now or formerly of Delbert M. Miller, South eighty-nine degrees fifty-five minutes West (S 89° 55' W) a distance of one hundred twenty-five (I 25.00) feet to a point;

THENCE along the westerly line of the land now or formerly of Delbe1t M. Miller, South eight degrees thirteen minutes East (S 08° 13' E) a distance of two hundred (200.00) feet to a point in the northerly line of Susquehanna Street;

THENCE along the westerly I ine of Laurel Street, South six degrees thirty minutes East (S 06° 30' E) a distance of ninety-seven and seven one-hundredths (97.07) feet to a point;

THENCE along the northerly line of the land now or formerly of the White Haven Water Authority, South eighty-three degrees thirty minutes West (S 83° 30' W) a distance of seventy-five (75.00) feet to a point;

THENCE along the westerly line of the said Water Authority, South six degrees thirty minutes East (S 06° 30' E) a distance of one hundred sixty (I 60.00) feet to a point;

THENCE along the n01therly line of the land now or formerly of the White Haven Tennis Club, South eighty-three degrees thirty minutes West (S 83 ° 30' W) a distance of one hundred fifty (150.00) feet to a point;

THENCE along the westerly line of said Tennis Club, South six degrees thirty minutes East (S 06° 30' E) a distance of two hundred twenty-four and seven tenths (224.70) feet to a point;

THENCE along the southerly line of said Tennis Club, North eighty-three degrees thirty minutes East (N 83° 30' E) a distance of two hundred twenty-five and twenty-four one-hundredths (225.24) feet to a point in the westerly line of Laurel Street;

THENCE along the westerly I ine of Laurel Street, South six degrees thirty minutes East (S 06° 30' E) a distance of two hundred twenty-nine and seventy-seven one hundredths (229.77) feet to a point in the northerly line of Wilkes-Barre Street;

THENCE along the northerly line of Wilkes-Barre Street, South eighty-three degrees thirty-two minutes West (S 83° 32' W) a distance of four hundred thi1ty (430.00) feet to a point;

THENCE along the westerly line of Vine Street, South six degrees thirty minutes East (S 06° 30' E) a distance of two hundred thirty-seven (237.00) feet to a point;

THENCE South eighty-three degrees thi1ty minutes West (S 83° 30' W) a distance of two hundred (200.00) feet to a point;

THENCE South six degrees thirty minutes East (S 06° 30' E) a distance of one hundred twenty-five (125.00) feet to a point in the northerly line of Buffalo Street;

THENCE along the northerly line of Buffalo Street, South eighty-three degrees thirty minutes West (S 83° 30' W) a distance of one hundred seventy-eight and five tenths (178.50) feet to the PLACE OF BEGINNING.

A-3

EXHIBIT B

SELLER'S DEED

RECORDING REQUESTED BY AND

WHEN RECORDED MAIL AND SEND TAX BILLS TO:

IIP-PA 9 LLC
11440 West Bernardo Court
Suite 100
San Diego, CA 92127

Attn: General Counsel

PERMANENT PARCEL NUMBER: ____________________

SPACE ABOVE THIS LINE IS FOR RECORDER’S USE ONLY

This Indenture, made the _______ day of [________], 2022, Between [_________________________________________] (hereinafter called the Grantor), of the one part, and [__________________________________________] (hereinafter called the Grantee), of the other part,

Witnesseth, that the said Grantor for and in consideration of the sum of [_________________________] Dollars ($___________) lawful money of the United States of America, unto it well and truly paid by the said Grantee, at or before the sealing and delivery hereof, the receipt whereof is hereby acknowledged, has granted, bargained and sold, released and confirmed, and by these presents does grant, bargain and sell, release and confirm unto the said Grantee the real property described on Exhibit A attached hereto and incorporated by reference (the “Land”).

Together with all of Seller’s right, title, and interest, if any, in, to and under: (i) all easements, rights-of-way, development rights, entitlements, air rights and appurtenances relating or appertaining to the Land and/or the Improvements; (ii) all water wells, streams, creeks, ponds, lakes, detention basins and other bodies of water in, on or under the Land, whether such rights are riparian, appropriative, prospective or otherwise, and all other water rights applicable to the Land and/or the Improvements; (iii) all sewer, septic and waste disposal rights and interests applicable or appurtenant to or used in connection with the Land and/or the Improvements; (iv) all minerals, oil, gas and other hydrocarbons located in, on or under the Land, together with all rights to surface or subsurface entry; and (v) all streets, roads, alleys or other public ways adjoining or serving the Land, including any land lying in the bed of any street, road, alley or other public way, open or proposed, and any strips, gaps, gores, culverts and rights of way adjoining or serving the Land ((i) through (v) together with the Land, the “Property”), free and clear of any and all liens, liabilities, encumbrances, exceptions and claims, other than the permitted exceptions described on Exhibit B attached hereto and incorporated by reference.

Grantor shall warrant and defend the title to said Property unto the Grantee, and unto its successors and assigns forever, against the lawful claims and demands of all persons claiming under Grantor; except as may be set forth above.

Grantor hereby certifies that the correct address of the Grantee herein is: [_________________].

In Witness Whereof, Grantor has caused its name to be affixed hereto and this instrument to be executed by the persons named below duly authorized, as of the date first written above.

GRANTOR:
[__________________________________]

By:
Name:
Title:

State of
County of

AND NOW, this _______ day of _____________________, 2022, before me, the undersigned Notary Public, appeared                                                                , who acknowledged himself/herself to be the                                               (title) of [__________________________], and he/she, as such                                               (title) being authorized to do so, executed the foregoing instrument for the purposes therein contained by signing the name of the corporation by himself/herself as                                               (title).

IN WITNESS WHEREOF, I hereunder set my hand and official seal.

Notary Public
My commission expires

Deed	Parcel ID # [__________________] TO [__________________]

EXHIBIT A
TO DEED

LEGAL DESCRIPTION OF REAL PROPERTY

EXHIBIT B
TO DEED

PERMITTED TITLE EXCEPTIONS

[TO BE LISTED]

EXHIBIT C

BILL OF SALE

For good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, _______________________, a ____________________ ("Grantor"), hereby sells, conveys, transfers and releases to ____________________, a __________________ ("Grantee"), the personal property more particularly described in Exhibit 1 attached hereto and incorporated herein by this reference, and all other tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property more particularly described in Exhibit 2 attached hereto and incorporated herein by this reference.

This Bill of Sale is being entered into pursuant to and in accordance with that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated effective _____________, 2022, as amended and assigned, by and between Grantor, as "Seller," and Grantee, as "Buyer" ("Purchase Agreement"). Capitalized terms used herein without definition shall have the meaning given to such terms in the Purchase Agreement.

EXECUTED and to be made effective as of the date of the Closing, as said term is defined in the Purchase Agreement.

GRANTOR:

By	EXHIBIT – DO NOT SIGN
Title

Exhibit 1

To Bill of Sale

Personal Property

All fixtures, trade fixtures, vehicles, machinery, appliances, tools, signs, equipment, systems, telephone equipment and systems, computer equipment and systems, satellite dishes and related equipment and systems, security equipment and systems, inventories, supplies and all other items of tangible and intangible personal property located on or used in connection with the ownership, management and/or operation of the real property described in Exhibit 2 to this Bill of Sale, but specifically excluding the Excluded Property.

Exhibit 2
To Bill of Sale

Legal Description of Real Property

[See attached.]

exhibit d

CERTIFICATE OF NON-FOREIGN STATUS

The undersigned, being duly sworn, hereby deposes, certifies and states on oath as follows:

1.           That the undersigned, ___________________________ ("Transferor"), is duly authorized to execute this Certificate and Affidavit;

2.           That Transferor's principal place of business is ____________________________;

3.           That Transferor is not a "foreign corporation," "foreign partnership," "foreign trust," or "foreign estate," as such terms are defined in the United States Internal Revenue Code of 1986, as amended (the "Code"), and Regulations promulgated thereunder, and is not otherwise a "foreign person," as defined in Section 1445 of the Code;

4.           That Transferor is not a disregarded entity as defined in Section 1.1445-2(b)(2)(iii) of the Treasury Regulations;

5.           That Transferor's United States taxpayer identification number is:________________;

6.           That the undersigned is making this Certificate and Affidavit pursuant to the provisions of Section 1445 of the Code in connection with the sale of the real property described on Exhibit 1 attached hereto and incorporated herein by reference, by Transferor to _____________ ("Transferee"), which sale constitutes the disposition by Transferor of a United States real property interest, for the purposes of establishing that Transferee is not required to withhold tax pursuant to Section 1445 of the Code in connection with such disposition; and

7.           That the undersigned acknowledges that this Certificate and Affidavit may be disclosed to the Internal Revenue Service and other applicable governmental agencies by Transferee, that this Certificate and Affidavit is made under penalty of perjury, and that any false statement made herein could be punished by fine, imprisonment, or both.

Under penalty of perjury, I declare that I have examined the foregoing Certificate and Affidavit and I hereby certify that it is true, correct and complete.

TRANSFEROR:

By	EXHIBIT – DO NOT SIGN
Title

D-1

Exhibit 1
To Certificate of Non-Foreign Status

Legal Description of Real Property

[INSERT]

D-2

EXHIBIT E

[INTENTIONALLY OMITTED]

E-1

EXHIBIT F

ASSIGNMENT OF PERMITS, ENTITLEMENTS
AND INTANGIBLE PROPERTY

THIS ASSIGNMENT OF PERMITS, ENTITLEMENTS AND INTANGIBLE PROPERTY (the "Assignment") is made and dated for reference purposes as of ______________, 2022 and is entered into by ______________________ ("Assignor") in favor of ____________________________ ("Assignee").

RECITALS

A.           Assignor and Assignee are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated ___________, 2022, as amended and assigned ("Purchase Agreement"). Unless otherwise expressly defined herein, capitalized terms used herein without definition shall have the same meaning given to such terms in the Purchase Agreement.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1.           Assignment by Assignor. Effective as of the Closing, Assignor hereby transfers and assigns to Assignee the Intangible Property and the Permits and Entitlements, excluding the Excluded Property.

2.           Successors and Assigns. This Assignment shall be binding upon and inure to the benefit of the successors, assigns, personal representatives, heirs and legatees of the respective Parties hereto.

3.           Attorneys' Fees. In the event of any legal action between Assignor and Assignee arising out of or in connection with this Assignment, the prevailing party shall be entitled to recover from the other party reasonable attorneys' fees and costs incurred in such action and any appeal therefrom.

4.           Governing Law; Jurisdiction and Venue. This Assignment shall be governed by the laws of the Commonwealth of Pennsylvania. The proper venue for any claims, causes of action or other proceedings concerning this Assignment shall be in the state and federal courts located in the County of Luzerne, Commonwealth of Pennsylvania.

5.           Counterparts. This Assignment may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together constitute one and the same instrument.

6.           Cooperation. Assignor hereby agrees to and shall execute and deliver to Assignee any and all documents, agreements and instruments necessary to consummate the transactions contemplated by this Assignment.

F-1

IN WITNESS WHEREOF, Assignor and Assignee have caused this Assignment to be executed as of the day and year first above written.

ASSIGNOR:

By	EXHIBIT – DO NOT SIGN
Title

ASSIGNEE:

By	EXHIBIT – DO NOT SIGN
Title

F-2

EXHIBIT G

GENERAL PROVISIONS OF ESCROW

THESE GENERAL PROVISIONS OF ESCROW ("General Provisions"), are deemed entered into pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated April 19, 2022, by and between White Haven RE, LLC, as the "Seller,", and IIP-PA 9 LLC, as the "Buyer," as the same may be amended from time to time ("Purchase Agreement"). Capitalized terms used herein without definition shall have the meanings given to such terms in the Purchase Agreement.

THE PARTIES UNDERSTAND AND ACKNOWLEDGE:

1.           Deposit of Funds and Disbursements. Unless directed in writing by Seller or Buyer, as applicable, to establish a separate, interest-bearing account together with all necessary taxpayer reporting information, all funds received by Escrow Agent shall be deposited in general escrow accounts in a federally insured financial institution ("Depositories"). All disbursements shall be made by Escrow Agent's check or by wire transfer unless otherwise instructed in writing by the party to receive such disbursement. The Good Funds Law requires that Escrow Agent have confirmation of receipt of funds prior to disbursement.

2.           Disclosure of Possible Benefits to Escrow Agent. As a result of Escrow Agent maintaining its general escrow accounts with the Depositories, Escrow Agent may receive certain financial benefits such as an array of bank services, accommodations, loans or other business transactions from the Depositories ("Collateral Benefits"). Notwithstanding the foregoing, the term Collateral Benefits shall not include any interest that accrues or is earned on the Deposit and in no event and under no circumstance shall Escrow Agent be entitled to receive and retain any interest that accrues or is earned on the Deposit. All Collateral Benefits shall accrue to the sole benefit of Escrow Agent and Escrow Agent shall have no obligation to account to the parties to this Escrow for the value of any such Collateral Benefits.

3.           Miscellaneous Fees. Escrow Agent may incur certain additional costs on behalf of the parties for services performed by third party providers. The fees charged by Escrow Agent for such services shall not include a mark up or premium over the direct cost of such services.

4.           Prorations and Adjustments. All prorations and/or adjustments shall be made in accordance with the Purchase Agreement.

5.           Contingency Periods. Escrow Agent shall not be responsible for monitoring contingency time periods between the Parties.

6.           Reports. As an accommodation, Escrow Agent may agree to transmit orders for inspection, termite, disclosure and other reports if requested, in writing or orally, by the parties or their agents. Escrow Agent shall deliver copies of any such reports as directed. Escrow Agent is not responsible for reviewing such reports or advising the parties of the content of the same.

7.           Recordation of Documents. Escrow Agent is authorized to prepare, obtain, record and deliver the necessary instruments to carry out the terms and conditions of this Escrow and, to the extent that Escrow Agent is also the Title Company, to issue the ALTA Extended Coverage Policy at Closing, subject to and in accordance with the Purchase Agreement or pursuant to separate written instructions to Escrow Agent executed by Seller.

8.           Conflicting Instructions and Disputes. No notice, demand or change of instructions shall be of any effect in this Escrow unless given in writing by Seller and Buyer. In the event a demand for the Deposit and/or any other amounts in this Escrow is made which is not concurred with by Seller and Buyer (regardless of who made demand therefor), Escrow Agent may elect to file a suit in interpleader and obtain an order from the court allowing Escrow Agent to deposit all funds and documents in court and have no further liability with respect thereto. If an action is brought involving this Escrow and/or Escrow Agent, Seller and Buyer agree to indemnify and hold Escrow Agent harmless against liabilities, damages and costs incurred by Escrow Agent (including reasonable attorney's fees and costs) except to the extent that such liabilities, damages and costs were caused by the negligence, gross negligence or willful misconduct of Escrow Agent.

G-1

9.           Amendments to General Provisions. Any amendment to these General Provisions must be mutually agreed to by Seller and Buyer and accepted by Escrow Agent. The Purchase Agreement and these General Provisions shall constitute the entire escrow agreement between the Escrow Agent and the parties hereto with respect to the subject matter of the Escrow.

10.           Copies of Documents; Authorization to Release. Escrow Agent is authorized to rely upon copies of documents, which include facsimile, electronic, NCR, or photocopies as if they were an originally executed document. If requested by Escrow Agent, the originals of such documents shall be delivered to Escrow Agent. Documents to be recorded MUST contain original signatures. Escrow Agent may furnish copies of any and all documents to the lender(s), real estate broker(s), attorney(s) and/or accountant(s) involved in this transaction upon their request.

11.           Execution in Counterpart. These General Provisions and any amendments may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute the same instruction.

12.           Tax Reporting, Withholding and Disclosure. The Parties are advised to seek independent advice concerning the tax consequences of this transaction, including but not limited to, their withholding, reporting and disclosure obligations. Escrow Agent does not provide tax or legal advice and the parties agree to hold Escrow Agent harmless from any loss or damage that the parties may incur as a result of their failure to comply with federal and/or state tax laws. EXCEPT AS OTHERWISE REQUIRED UNDER APPLICABLE LAW, WITHHOLDING OBLIGATIONS ARE THE EXCLUSIVE OBLIGATIONS OF THE PARTIES AND ESCROW AGENT IS NOT RESPONSIBLE TO PERFORM THESE OBLIGATIONS UNLESS ESCROW AGENT AGREES IN WRITING.

13.           Taxpayer Identification Number Reporting. Federal law requires Escrow Agent to report Seller's social security number and/or tax identification number, forwarding address, and the gross sales price to the Internal Revenue Service. Escrow cannot be closed nor any documents recorded until the information is provided and Seller certifies the accuracy of such information to Escrow Agent.

14.           Purchase Agreement. In the event of any conflict between the terms and conditions of the Purchase Agreement and the terms and conditions of these General Provisions, the terms and conditions of the Purchase Agreement shall govern.

15.           Notices. All notices relating to these General Provisions shall be given in compliance with the Notice provisions set forth in the Purchase Agreement.

G-2

EXHIBIT H

FORM OF LEASE

[See Attached]

[***]

H-1

SCHEDULE 1.0

LIST OF SELLER'S DELIVERIES

PROPERTY DILIGENCE

1)	Property Acquisition – Copy of agreement for Property acquisition and ancillary documents regarding purchase of Property

2)	FF&E – Detailed breakdown of FF&E now owned or expected to be acquired to support operations, including costs

3)	Use Approvals - Evidence of approvals, zoning and permitting for the Property, including evidence of support from the local jurisdiction as necessary

4)	Title Policy / Survey – Most recent issued policy of title insurance, together with copies of all listed exceptions, and current draft policy of title insurance as well as most recent survey

5)	Property Reports – Environmental reports, property condition reports, zoning reports, ADA reports, geotechnical reports and similar reports relating to the condition of the Property, including those generated by third parties

6)	Taxes – Current Property tax bills and assessor’s statements of current assessed value

7)	Contracts / Leases – Copies of existing service contracts, leases, subleases and licenses affecting the property, including notices of any uncured defaults

8)	Notices – Copies of all written notices of violations of laws, regulations, permits, CC&Rs or agreements relating to the Property

TENANT DILIGENCE

1)	General Company Information

a.	Entity structure chart, including all subs, affiliates, parent companies and ultimate beneficial owners

b.	Organizational documents for Tenant / Guarantor

c.	Schedule of banks with which Tenant / Guarantor has accounts

d.	List of currently held dispensary, processing, and cultivation licenses and a list of licenses to be acquired / locations where a license is being applied for

2)	Financial Information

a.	Most recent, detailed financial statements for Guarantor, including income statements, statements of cash flows and balance sheets

b.	Copies of most recent equity financing documents and capitalization table

c.	All loan/credit agreements, security documents, letters of credit, indemnity letters and guarantees to which Tenant / Guarantor (or any of the entities in 1.a.) is a party (including intercompany loans)

d.	Current financial projections, business plans and internal budgets

e.	All documents pursuant to which Tenant / Guarantor is a guarantor or is otherwise contingently liable for the obligations of another entity

f.	Most recent investor presentations or other materials provided to investors

3)	Management Information

a.	Schedule of officers (and their titles), directors and advisors

b.	Biographies on officers and directors, including reasonable detail regarding management’s and the Board’s experience in the cannabis industry

INSURANCE / LEGAL [FOR PROPERTY, GUARANTOR and TENANT]

a.	Schedule of insurance policies, including broker, limits, retentions and coverage bases

b.	Any notice of cancellation, termination or non-renewal or denial of liability under any policy

c.	Loss information for the past 5 years under any insurance policy

d.	All pending or threatened litigation and other claims (judicial, administrative and arbitration) by or against Tenant or Seller or to which the Tenant or Seller is a party

e.	All judgments or decrees to which the company or any of its properties is subject

f.	All notices and correspondence received from any governmental agency alleging any violation of law, rule or regulation, including those relating to any applicable state or local cannabis law, rule or regulation

g.	Any litigation concluded during the past 3 years with a description of the disposition schedule 2.0

ENVIRONMENTAL DISCLOSURE STATEMENT

[***]

schedule 3.0

Excluded property

1.	Cannabis

2.	Cannabis products or derivatives of or from cannabis, including, but not limited to, cannabis infused oil, extracts, edibles, topicals, ingestibles, inhalables, and salves.

3.	Cannabis licenses, business licenses, business tax receipts, or any similar licenses allowing Tenant to operate the Property for the Permitted Use (as defined in the Lease).

4.	Specialty lighting, fertigation, benching, racking, extraction, chillers and processing systems and equipment (as opposed to base building systems) relating to Tenant’s cannabis operations.

5.	All copyrights, trademarks and all other intellectual property owned by Seller.

FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS

THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT AND JOINT ESCROW INSTRUCTIONS (this "Amendment") is entered into effective as of the 24th day of May 2022, by and between WHITE HAVEN RE, LLC, a Pennsylvania limited liability company ("Seller"), and IIP-PA 9 LLC, a Delaware limited liability company ("Buyer").

RECITALS

A.           WHEREAS, Seller and Buyer are parties to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of April 19, 2022 (the "Existing PSA"), where Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, Seller's right, title and interest in certain real property located at 411 Susquehanna Street, White Haven, Pennsylvania 18661, as more particularly described therein; and

B.            WHEREAS, Buyer’s third party reports, including a phase I environmental assessment, zoning report and survey, and the Preliminary Title Report for the Property were all timely ordered following the Effective Date, but due to unforeseen delays have not yet been received by the Parties; and

C.            WHEREAS, the Parties have agreed to extend the Investigation Period to provide additional time for the Preliminary Title Report and other reports to be completed and delivered to Buyer; and

D.            WHEREAS, in accordance with Section 15.4 of the Existing PSA, Seller and Buyer desire to modify and amend the Existing PSA only in respects and on the conditions hereinafter stated.

AGREEMENT

NOW, THEREFORE, Seller and Buyer, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.             Definitions. For purposes of this Amendment, capitalized terms shall have the meanings ascribed to them in the Existing PSA unless otherwise defined herein. The Existing PSA, as amended by this Amendment, is referred to collectively herein as the "Agreement." From and after the date hereof, the term "Agreement," as used in the Existing PSA, shall mean the Existing PSA, as amended by this Amendment.

2.             Investigation Period. The first sentence of Section 4.1 of the Existing PSA is hereby amended and restated in its entirety to read as follows:

"During the time period commencing upon the Effective Date of this Agreement and terminating at 11:00 p.m. Eastern Time on June 17, 2022 (the "Investigation Period"), subject to the terms and conditions of this Agreement, Buyer shall have the right to conduct and complete an investigation of all matters pertaining to the Property and Buyer's purchase thereof including, without limitation, the matters described in this Section 4.1."

3.             Effect of Amendment. Except as modified by this Amendment, the Existing PSA and all the covenants, agreements, terms, provisions and conditions thereof shall remain in full force and effect and are hereby ratified and affirmed. In the event of any conflict between the terms contained in this Amendment and the Existing PSA, the terms herein contained shall supersede and control the obligations and liabilities of the parties.

4.             Miscellaneous. This Amendment becomes effective only upon execution and delivery hereof by Seller and Buyer. The captions of the paragraphs and subparagraphs in this Amendment are inserted and included solely for convenience and shall not be considered or given any effect in construing the provisions hereof.

5.             Authority. Each of Seller and Buyer guarantees, warrants and represents that the individual or individuals signing this Amendment have the power, authority and legal capacity to sign this Amendment on behalf of and to bind all entities, corporations, partnerships, limited liability companies or other organizations on whose behalf such individual or individuals have signed.

6.           Counterparts; Facsimile and PDF Signatures. This Amendment may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document. A facsimile, electronic or portable document format (PDF) signature on this Amendment shall be equivalent to, and have the same force and effect as, an original signature.

[REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

2

IN WITNESS WHEREOF, Seller and Buyer have executed this Amendment as of the date and year first above written.

SELLER:

WHITE HAVEN RE, LLC, a Pennsylvania limited liability company

By:	Baker Technologies, Inc., a Delaware corporation, its sole member

	By:	/s/Gary F. Santo, Jr.
	Name:	Gary F. Santo, Jr.
	Title:	President

BUYER:

IIP-PA 9 LLC, a Delaware limited liability company

By:	/s/Brian Wolfe
Name:	Brian Wolfe
Title:	Vice President, General Counsel and Secretary